Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

EARTHSTONE ENERGY, INC.,

EARTHSTONE ENERGY HOLDINGS, LLC,

LYNDEN USA INC.,

LYNDEN USA OPERATING, LLC,

BOLD ENERGY HOLDINGS, LLC

AND

BOLD ENERGY III LLC

EXECUTION DATE: NOVEMBER 7, 2016

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EXHIBITS:

Exhibit A	-	Form of Second Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc.

Exhibit B	-	Form of First Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC

Exhibit C	-	Form of Registration Rights Agreement

Exhibit D	-	Form of Voting Agreement

Exhibit E	-	Voting and Support Agreement

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of November 7, 2016 (the “Execution Date”), by and among Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company (“Lynden Sub”), Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and Bold Energy III LLC, a Texas limited liability company (“Bold Sub”). Each of Earthstone, EEH, Lynden, Lynden Sub, Bold and Bold Sub is sometimes referred to herein individually as a “Party” and, collectively, they are referred to herein as the “Parties.”

RECITALS:

WHEREAS, Earthstone owns 100% of the limited liability company interests of EEH;

WHEREAS, at the Closing (as defined below), Earthstone intends to contribute to EEH, or to cause the transfer to EEH of, all of the Earthstone Assets (as defined below), and EEH intends to accept all of the Earthstone Assets as further described herein, in each case in accordance with this Agreement in consideration of the EEH-Earthstone Contribution Units (as defined below);

WHEREAS, at the Closing, Lynden intends to contribute to EEH, or to cause the transfer to EEH of, all of the Lynden Assets (as defined below), and EEH intends to accept all of the Lynden Assets as further described herein, in each case in accordance with this Agreement in consideration of the EEH-Lynden Contribution Units (as defined below);

WHEREAS, following the date hereof and prior to the Closing, the members of Bold Sub intend to collectively contribute all of the Bold Assets to Bold in exchange for all of the issued and outstanding membership interests of Bold;

WHEREAS, at the Closing, Bold intends to (i) contribute to EEH, or to cause the transfer to EEH of, all of the Bold Assets (as defined below), and EEH intends to accept all of the Bold Assets as further described herein, in each case in accordance with this Agreement in consideration of the EEH-Bold Contribution Units (as defined below) and (ii) purchase the Earthstone Shares (as defined below) directly from Earthstone for cash;

WHEREAS, each of the Earthstone Board (as defined below) and the Earthstone Special Committee (as defined below) has unanimously (a) determined that it is in the best interests of Earthstone and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Earthstone Contribution (as defined below) and (c) resolved to recommend adoption of this Agreement and the transactions contemplated herein by the stockholders of Earthstone;

WHEREAS, as a condition and inducement to Bold’s willingness to enter into this Agreement, Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”), in its capacity as a stockholder of Earthstone, has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit E (the “Voting and Support Agreement”) in connection with the transactions contemplated hereby; and

WHEREAS, (i) the Board of Managers of Bold Sub has approved the Bold Contribution (as defined below) and this Agreement, and declared the Bold Contribution and this Agreement to be in the best interests of Bold Sub and (ii) EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and the sole member of Bold (“EnCap Fund IX”), has approved the Bold Contribution and this Agreement, and declared the Bold Contribution and this Agreement to be in the best interests of Bold.

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NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1    Defined Terms. In addition to the terms defined in the introductory paragraph of this Agreement, for purposes hereof, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause” and words of similar import refer only to the Article, Section, subsection and clause hereof in which such words occur. The words “including” and “includes” (in their various forms) means “including without limitation” and corresponding derivative expressions. The words “shall” and “will” are used interchangeably and have the same meaning. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. References to a Person are also to its permitted successors and permitted assigns.

ARTICLE 2

THE CONTRIBUTIONS

Section 2.1    The Earthstone Contribution. At the Closing, upon the terms and subject to the conditions of this Agreement, Earthstone shall contribute, convey, assign, transfer and deliver the Earthstone Assets to EEH, and EEH shall acquire and accept the Earthstone Assets and be admitted as a member of any limited liability company whose interests constitute part of the Earthstone Assets, in consideration for EEH’s issuance of the EEH-Earthstone Contribution Units to Earthstone and admission of Earthstone as a member of EEH in respect of such EEH-Earthstone Contribution Units (the “Earthstone Contribution”).

Section 2.2    The Lynden Contribution. At the Closing, upon the terms and subject to the conditions of this Agreement, Lynden shall contribute, convey, assign, transfer and deliver the Lynden Assets to EEH, and EEH shall acquire and accept the Lynden Assets in consideration for EEH’s issuance of the EEH-Lynden Contribution Units to Lynden and admission of Lynden as a member of EEH in respect of such EEH-Lynden Contribution Units (the “Lynden Contribution”).

Section 2.3    The Bold ContributionSection 2.4. At the Closing, upon the terms and subject to the conditions of this Agreement, Bold shall contribute, convey, assign, transfer and deliver the Bold Assets to EEH, and EEH shall acquire and accept the Bold Assets and be admitted as a member of Bold Sub in consideration for EEH’s issuance of the EEH-Bold Contribution Units to Bold and admission of Bold as a member of EEH in respect of such EEH-Bold Contribution Units (the “Bold Contribution”). Immediately following the contribution of the Bold Assets to EEH in exchange for the Bold Contribution, Earthstone shall issue to Bold the Earthstone Shares in exchange for the payment by Bold to Earthstone of cash in an amount equal to $36,071 (the “Bold Cash Payment”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EARTHSTONE AND ITS SUBSIDIARIES

Except as disclosed in the disclosure schedule delivered by Earthstone to Bold (the “Earthstone Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of the Earthstone Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Earthstone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Earthstone represents and warrants to Bold that:

Section 3.1    Organization.

(a)    Earthstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Earthstone has full power and authority to own, lease or otherwise hold and operate the Earthstone Properties and to carry on its business as presently conducted. Earthstone is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)    Each Earthstone Subsidiary is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state or country of its formation. Each Earthstone Subsidiary has full power and authority to own, lease or otherwise hold and operate the Earthstone Properties and to carry on its business as presently conducted. Each Earthstone Subsidiary is duly qualified and in good standing to do business as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.2    Capitalization of Earthstone and Subsidiaries.

(a)    The authorized capital stock of Earthstone consists of 100,000,000 shares of Earthstone Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Earthstone Preferred Stock”). All of the outstanding shares of Earthstone Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and Earthstone Financial Statements, were issued and held as described therein. On the date hereof, there are 22,289,177 issued and outstanding shares of Earthstone Common Stock. On the date hereof, except as set forth on Section 3.2(a) of the Earthstone Disclosure Schedule, Earthstone has no Earthstone Preferred Stock or other equity securities issued or outstanding.

(b)    Subject to the receipt of the Earthstone Stockholder Approval and the filing of the A&R Certificate of Incorporation with the Secretary of State, the shares of Class B Common Stock to be issued pursuant to this Agreement will be duly authorized in accordance with the A&R Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

(c)    Except for the Earthstone Shares and outstanding options, warrants, restricted stock units or other rights to purchase Earthstone Common Stock set forth in the SEC Filings or as set forth on Section 3.2(c) of the Earthstone Disclosure Schedule, there are no preemptive rights or other rights to subscribe for or to purchase any shares of Earthstone Common Stock. Except for the Earthstone Shares to be issued pursuant to this Agreement or as set forth on Section 3.2(c) of the Earthstone Disclosure Schedule, as of the date hereof, there are no shares of Class B Common Stock, shares of Earthstone Preferred Stock or other equity securities of Earthstone held in the treasury of Earthstone, and there are no outstanding options, restricted stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Earthstone Common Stock or other securities of Earthstone.

(d)    Subject to the receipt of the Earthstone Stockholder Approval and filing of the A&R Certificate of Incorporation with the Secretary of State, Earthstone has all requisite power and authority to issue, exchange and deliver the Earthstone Shares in accordance with and upon the terms and conditions set forth in this Agreement. As of the Closing Date, all corporate action for the authorization, issuance, exchange and delivery of the Earthstone Shares shall have been validly taken, and no other authorization by any Person is required therefor.

(e)    All of the issued and outstanding equity interests and limited liability company interests of each Earthstone Subsidiary are held beneficially and directly or indirectly of record by Earthstone. All outstanding equity and limited liability company interests of each Earthstone Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth in Section 3.2(e) of the Earthstone Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of any Earthstone Subsidiary; (ii) no Securities of any Earthstone Subsidiary convertible into or exchangeable for limited liability company interests, or other voting Securities of any Earthstone Subsidiary; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Earthstone Subsidiary is a party or by which it is bound, in any case obligating any Earthstone Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of any Subsidiary or any other Person or obligating any Earthstone Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which any Earthstone Subsidiary is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of any Earthstone Subsidiary from, or the casting of votes by, the member of any Earthstone Subsidiary with respect to the Earthstone Contribution. The limited liability company agreements of each applicable Earthstone Subsidiary have been duly authorized, executed and delivered by Earthstone and are, and will be at the Closing, valid and legally binding agreements, enforceable against each Earthstone Subsidiary and its member in accordance with its terms.

Section 3.3    Authority Relative to This Agreement. Subject to the receipt of the Earthstone Stockholder Approval: (a) Earthstone has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Earthstone of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Earthstone is necessary to authorize the execution, delivery and performance by Earthstone of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Earthstone and constitutes, and each other agreement, instrument or document executed or to be executed by Earthstone in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Earthstone and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Earthstone enforceable against Earthstone in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.4    Noncontravention. Except for the receipt of the Earthstone Stockholder Approval, the required approval of NYSE MKT, the filing of the A&R Certificate of Incorporation with the Secretary of State, and as otherwise indicated on Section 3.4 of the Earthstone

Disclosure Schedule, the execution, delivery and performance by Earthstone of this Agreement and the consummation by Earthstone of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Certificate of Incorporation, bylaws or any other governing instruments of Earthstone or any Earthstone Subsidiary, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Earthstone or any Earthstone Subsidiary is a party or by which Earthstone, any Earthstone Subsidiary or any Earthstone Property may be bound, (c) result in the creation or imposition of any Encumbrance upon the Earthstone Properties or (d) assuming compliance with the matters referred to in Section 3.5, violate any applicable Law binding upon Earthstone or any Earthstone Subsidiary, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone.

Section 3.5    Governmental Approvals. To the Knowledge of Earthstone, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by Earthstone in connection with the execution, delivery or performance by Earthstone of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable federal or state securities or takeover laws, including the filing of a proxy statement with the SEC in connection with the Contribution (the “Proxy Statement”), as well as the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, and (b) filings with Governmental Body to occur in the ordinary course following the consummation of the transactions contemplated hereby.

Section 3.6    Financial Statements. Each of the financial statements (including any related notes thereto) contained in the SEC Filings (the “Earthstone Financial Statements”) (a) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (b) was prepared from the books and records of Earthstone and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (c) fairly presented in all material respects the financial position of Earthstone at the dates thereof and the results of Earthstone’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 3.7    Absence of Undisclosed Liabilities. To the Knowledge of Earthstone, Earthstone does not have any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Earthstone Properties (whether accrued, absolute, contingent, unliquidated or otherwise) except (a) liabilities reflected in the latest unaudited interim financial statements filed with the SEC on Form 10-Q for the quarter ended June 30, 2016 (the “Earthstone Interim Financial Statements”) or described in the notes accompanying the Earthstone Interim Financial Statements, (b) liabilities which have arisen since the date of the Earthstone Interim Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (d) liabilities disclosed on Section 3.7 of the Earthstone Disclosure Schedule.

Section 3.8    Absence of Certain Changes. Except as disclosed on Section 3.8 of the Earthstone Disclosure Schedule, since the date of the Earthstone Interim Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of Earthstone, any Earthstone Subsidiary or any of the Earthstone Properties, (b) the business of Earthstone and the Earthstone Subsidiaries has been conducted only in the ordinary course consistent with past practice, (c) none of Earthstone or any Earthstone Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Earthstone Properties, and (d) none of Earthstone or any Earthstone Subsidiary has suffered any loss, damage, destruction or other casualty to any of its assets, including the Earthstone Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on Earthstone.

Section 3.9    Title to Properties.

(a)    To the Knowledge of Earthstone, except for property sold or otherwise disposed of, impaired or abandoned in the ordinary course of business since the dates of the Earthstone Reserve Report and the Lynden Reserve Report, as applicable, Earthstone has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Earthstone Reserve Report and the Lynden Reserve Report as attributable to interests owned or held by Earthstone free and clear of all Encumbrances, except for Encumbrances set forth in Section 3.9(a) of the Earthstone Disclosure Schedule and any other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of such oil and gas properties. The oil and gas leases and other agreements that provide Earthstone with operating rights in the oil and gas properties reflected in the Earthstone Reserve Report are in full force and effect as to the oil and gas properties reflected in the Earthstone Reserve Report and the Lynden Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Earthstone. For purposes of this Section 3.9, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.

(b)    To the Knowledge of Earthstone, all producing oil and gas wells included in the Earthstone Properties operated by Earthstone have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

(c)    To the Knowledge of Earthstone, except as set forth on Section 3.9(c) of the Earthstone Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Earthstone Properties are being received by Earthstone in a timely manner and are not being held in suspense for any reason by any Person by whom proceeds are being paid except for immaterial amounts.

(d)    To the Knowledge of Earthstone, except as would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone, neither Earthstone (as to wells operated by Earthstone) nor an applicable operator (as to wells not operated by Earthstone), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Earthstone Properties.

Section 3.10    Compliance With Laws. Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, to the Knowledge of Earthstone, Earthstone has complied in all material respects with all applicable Laws (including Environmental Laws). Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice from any Governmental Body, which has not been dismissed or otherwise disposed of, that Earthstone has not so complied. Earthstone has not been charged or, to the Knowledge of Earthstone, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Earthstone.

Section 3.11    Tax Matters.

(a)    Earthstone and each of the Earthstone Subsidiaries have filed all Tax Returns required to be filed by such entities, including those relating to real and personal property taxes, ad valorem taxes, severance taxes and any other Taxes imposed on or with respect to assets owned by such entities, including the Earthstone Properties and any production therefrom. All such Tax Returns have been timely filed with the applicable taxing authority, except as set forth on Section 3.11(a) of the Earthstone Disclosure Schedule, and all Taxes owed by Earthstone and each of the Earthstone Subsidiaries (or for which EEH and any of its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return).

(b)    There are no liens for Taxes (other than for Taxes not yet due and payable) upon Earthstone, the Earthstone Subsidiaries or any of their assets, including the Earthstone Properties.

(c)    There has been no issue raised or adjustment proposed (and to the Knowledge of Earthstone and the Earthstone Subsidiaries, none is pending) by the IRS or any other taxing authority in connection with any Tax Return of Earthstone or any of the Earthstone Subsidiaries, nor has Earthstone or any of the Earthstone Subsidiaries received any written notice from the IRS or any such other taxing authority that any Tax Return of Earthstone or any of its Subsidiaries is being audited or may be audited or examined.

(d)    Neither Earthstone nor any of the Earthstone Subsidiaries has received a written notice of a claim made by any taxing authority in a jurisdiction where Earthstone or any of the Earthstone Subsidiaries does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.

(e)    Neither Earthstone nor any of the Earthstone Subsidiaries has agreed to the extension of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return of Earthstone or the Earthstone Subsidiaries.

(f)    There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Earthstone or any of the Earthstone Subsidiaries.

(g)    Neither Earthstone nor any of the Earthstone Subsidiaries (i) has any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future tax liability or (ii) has been a member of an affiliated group filing a consolidated income Tax Return (other than of a group the common parent of which is Earthstone) or has any liability for the Taxes of any Person (other than Earthstone or any of the Earthstone Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(h)    Neither Earthstone nor any of the Earthstone Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(i)    Neither Earthstone nor any of the Earthstone Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code that is reasonably likely to result in the imposition of Tax on Earthstone or any of the Earthstone Subsidiaries under Section 355(e) of the Code as a result of the transactions contemplated by this Agreement.

(j)    EEH is treated as an entity disregarded as separate from Earthstone for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3. Except for Lynden Energy Corp., Lynden and Basic Petroleum Services, Inc., each Earthstone Subsidiary is treated as an entity disregarded as separate from Earthstone for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

Section 3.12    Legal Proceedings. Except as set forth on Section 3.12 of the Earthstone Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Earthstone, threatened against or involving Earthstone or rights of Earthstone with respect to any of its assets, including the Earthstone Properties (including those Proceedings arising under or pursuant to Environmental Law). Earthstone is not subject to any material judgment, order, writ, injunction, or decree of any Governmental Body (including those judgments, orders, writs, injunctions, or decrees issued pursuant to Environmental Laws). There are no Proceedings pending or, to the Knowledge of Earthstone, threatened against Earthstone or its assets, including the Earthstone Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Earthstone’s ability to consummate the transactions contemplated hereby.

Section 3.13    Brokerage Fees. Except for Stephens Inc. (“Stephens”), the fees and expenses of which will be $750,000 and paid solely by Earthstone, neither Earthstone nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

Section 3.14    Permits. Earthstone holds all material Permits (including those issued pursuant to Environmental Laws) necessary or required for the conduct of its business as currently conducted. Each of such Permits is in full force and effect and Earthstone is in material compliance with each such Permit. Except as disclosed on Section 3.14 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice from any Governmental Body and no Proceeding is pending or, to the Knowledge of Earthstone, threatened with respect to any alleged failure by Earthstone to have any Permit.

Section 3.15    Environmental Matters. Except as disclosed on Section 3.15 of the Earthstone Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Earthstone has not received any written notice of any investigation or inquiry regarding the Earthstone Properties from any Governmental Body under any Environmental Laws; (b) to the Knowledge of Earthstone, the Earthstone Properties have not been used for disposal of any Hazardous Substance; (c) to the Knowledge of Earthstone, there are no facts or circumstances that exist that could result in any obligations or liabilities under any Environmental Laws; and (d) there has been no Release, or threatened Release, of Hazardous Substances that would result in any liabilities or other obligations under any Environmental Laws.

Section 3.16    Revenue and Expense Information; Records. The property list, cash receipts, disbursements and production volumes with respect to the Earthstone Properties are true and correct in all material respects. Earthstone has not received any written notice of and does not have Knowledge of any material adverse claim against Earthstone’s title to the Earthstone Properties. The Earthstone Records are true and correct in all material respects and accurately reflect the ownership and, to the extent the Earthstone Properties are operated by Earthstone, operation of the Earthstone Properties by Earthstone.

Section 3.17    Commitments. Except as set forth on Section 3.17 of the Earthstone Disclosure Schedule, to Earthstone’s Knowledge, Earthstone has incurred no material expenses, and has made no commitments to make material expenditures (and Earthstone has not entered into any agreements that would obligate Earthstone to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Earthstone Properties after the Closing Date.

Section 3.18    No Alienation. Except as set forth on Section 3.18 of the Earthstone Disclosure Schedule, since June 30, 2016, Earthstone has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Earthstone Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Earthstone Properties in the regular course of business).

Section 3.19    Make-Up Rights. To Earthstone’s Knowledge, Earthstone has not, nor has any other Person, received prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Earthstone Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Earthstone Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Earthstone Properties or so made any such repayment in cash.

Section 3.20    Imbalance. Any Imbalance among the owners of the interests in the wells and units included in the Earthstone Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 3.20 of the Earthstone Disclosure Schedule sets forth all material gas imbalances affecting the Earthstone Properties as of the date hereof. To Earthstone’s Knowledge, no condition exists affecting the operation of the Earthstone Properties which has materially impaired, or could reasonably be expected to materially impair, production from or the operations of the Earthstone Properties.

Section 3.21    Preferential Rights and Consents to Assign. There are no consents to assignment or waivers of preferential rights to purchase affecting the Earthstone Properties that must be obtained from third parties in order for Earthstone to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Earthstone.

Section 3.22    No Participating Hydrocarbons. Except as set forth on Section 3.22 of the Earthstone Disclosure Schedule, the Earthstone Properties do not include any unleased Hydrocarbons where Earthstone has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

Section 3.23    Insurance. Section 3.23 of the Earthstone Disclosure Schedule contains a complete and correct list of material insurance policies maintained by or on behalf of Earthstone as of the date of this Agreement.

Section 3.24    Employees. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Earthstone, and no such agreement or contract has been requested by an employee or group of employees of Earthstone. Earthstone is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no material accrued liability for any arrears of past-due wages or any material Taxes or penalties for failure to comply with any thereof. There is no pending or, to the Knowledge of Earthstone, threatened material Proceeding against or involving Earthstone by or before, and Earthstone is not subject to any judgment, order, writ, injunction, or decree of or material inquiry from, any Governmental Body in connection with any current, former or prospective employee of Earthstone. All employees currently providing services to Earthstone are employed by Earthstone.

Section 3.25    Agreements, Contracts and Commitments.

(a)    Section 3.25(a) of the Earthstone Disclosure Schedule lists all leases, contracts, agreements and instruments to which Earthstone is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Earthstone (true and correct copies of each such document requested by Bold have been previously delivered to them and a written description of each oral arrangement so listed) (“Earthstone Material Contracts”).

(b)    Except as set forth on Section 3.25(b) of the Earthstone Disclosure Schedule and as contemplated hereby, Earthstone does not have as of the date hereof (i) any collective bargaining agreements or any agreements with executive officers that contain any change in control related payments or severance, notice or termination pay or benefit liabilities or obligations, (ii) any agreement of guarantee or indemnification running from Earthstone to any Person except as provided in Earthstone’s Certificate of Incorporation and bylaws, (iii) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of the Earthstone Common Stock or any other outstanding securities, (iv) any agreement, contract or commitment containing any covenant limiting the freedom of Earthstone to engage in any line of business or compete with any Person, (v) any agreement, contract or commitment relating to capital expenditures required to be disclosed on Section 3.17 of the Earthstone Disclosure Schedule, (vi) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (vii) any agreement, contract or commitment not made in the ordinary course of business.

(c)    Except as set forth on Section 3.25(c) of the Earthstone Disclosure Schedule, Earthstone has not materially breached, nor to Earthstone’s Knowledge is there any claim or any legal basis for a claim that Earthstone has materially breached, any of the terms or conditions of any material agreement, contract or commitment set forth in the Earthstone Disclosure Schedule.

Section 3.26    Hedging. Except as set forth on Section 3.26 of the Earthstone Disclosure Schedule, Earthstone is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Section 3.26 of the Earthstone Disclosure Schedule sets forth obligations of Earthstone for the delivery of Hydrocarbons attributable to any of the Earthstone Properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth on Section 3.26 of the Earthstone Disclosure Schedule, as of the date hereof, Earthstone is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 3.27    Regulatory Agencies. Except as set forth on Section 3.27 of the Earthstone Disclosure Schedule, all currently effective filings heretofore made by Earthstone with the Federal Energy Regulatory Commission (“FERC”), and all other federal, state and local agencies or commissions (collectively, the “Regulatory Agencies”) were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. The right of Earthstone to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Body has not been suspended, and Earthstone has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Earthstone Properties, taken as a whole, from any Governmental Body or customer. Neither Earthstone nor any portion of the Earthstone Properties is subject to the jurisdiction of FERC under the Natural Gas Act of 1938 (“NGA”).

Section 3.28    Non-Consent. Except as set forth on Section 3.28 of the Earthstone Disclosure Schedule, to Earthstone’s Knowledge, there are no material operations involving any of the Earthstone Properties to which Earthstone has become a non-consenting party.

Section 3.29    Property Boundaries. To Earthstone’s Knowledge, all of the Earthstone Properties have been drilled and completed, as applicable, within the boundaries of the Earthstone Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by applicable Law; and all drilling and completion of the Earthstone Properties and all development and operations on the Earthstone Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

Section 3.30    No Other Royalties. Except as expressly set forth in the Earthstone Reserve Report and the Lynden Reserve Report, to Earthstone’s Knowledge, the Earthstone Properties are not burdened by any material royalty, overriding royalty interests, production payments or other material burdens on production.

Section 3.31    [Reserved.]

Section 3.32    Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Earthstone is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Earthstone) supplied to Cawley, Gillespie & Associates, Inc. by or on behalf of Earthstone that was material to such firms’ estimates of proved Hydrocarbons reserves attributable to the Earthstone Properties in connection with the preparation of the proved Hydrocarbons reserve reports concerning the Hydrocarbons of Earthstone as of December 31, 2015 (the “Earthstone Reserve Report”) and the Hydrocarbons of Lynden as of June 30, 2015 (the “Lynden Reserve Report”) was (at the time supplied or as modified or amended prior to the date hereof) to Earthstone’s Knowledge accurate in all material respects and Earthstone has no Knowledge of any material errors in such information that existed as of the date hereof. Set forth on Section 3.32 of the Earthstone Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Earthstone Reserve Report and the Lynden Reserve Report that have been disposed of, impaired or abandoned prior to the date hereof. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Earthstone Reserve Report and the Lynden Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Earthstone.

Section 3.33    NYSE MKT. The issued and outstanding shares of Earthstone Common Stock are listed for trading on the NYSE MKT. Earthstone is in compliance in all material respects with all applicable rules and policies set forth in the NYSE MKT Company Guide. There is no suit, action or proceeding pending or, to the Knowledge of Earthstone, threatened against Earthstone by the NYSE MKT or the SEC with respect to any intention by such entity to deregister the Earthstone Common Stock or prohibit or terminate the listing of the Earthstone Common Stock on the NYSE MKT. Earthstone has taken no action that is designed to terminate the registration of the Earthstone Common Stock under the Exchange Act.

Section 3.34    SEC Filings. Earthstone has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2015 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Earthstone Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings. Earthstone has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.

Section 3.35    Securities Laws. Assuming Bold’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Earthstone Shares (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.

Section 3.36    Sarbanes-Oxley Compliance. Except as set forth on Section 3.36 of the Earthstone Disclosure Schedule, Earthstone is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC thereunder, that are effective as of the date of this Agreement.

Section 3.37    Earthstone Fairness Opinion. The Earthstone Special Committee has received the Earthstone Fairness Opinion as of or prior to the date hereof.

Section 3.38    Benefit Plans.

(a)    Section 3.38(a) of the Earthstone Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Earthstone or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Earthstone or any of its Subsidiaries or with respect to which Earthstone or any of its Subsidiaries has any current or contingent liability (each, an “Earthstone Benefit Plan”).

(b)    With respect to each material Earthstone Benefit Plan, Earthstone has delivered or made available to Bold true and complete copies of each such plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles, all amendments thereto, all summaries and summary plan descriptions (including any summary of material modifications) and the most recent determination letter (or opinion letter) received from the IRS.

(c)    No Earthstone Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or 412 of the Code, and no condition exists that could reasonably be expected to result in Earthstone or its Subsidiaries incurring any liability under Title IV of ERISA as a result of their relationship with any ERISA Affiliate.

(d)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Earthstone Benefit Plans, in any such case that would subject Earthstone to any material Taxes, penalties or other liabilities.

(e)    There are no investigations or audits of any Earthstone Benefit Plan by any Governmental Body currently pending or, to the Knowledge of Earthstone, threatened, and there have been no such investigations or audits that have been concluded that resulted in any liability to Earthstone or the Earthstone Subsidiaries that has not been fully discharged.

(f)    Each Earthstone Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any Governmental Body with respect to each Earthstone Benefit Plan have, in all material respects, been timely and completely filed or distributed.

(g)    Each Earthstone Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, and no such Earthstone Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust.

(h)    There are no material pending claims, lawsuits or actions relating to any Earthstone Benefit Plan (other than routine claims for benefits) and, to the Knowledge of Earthstone, none are threatened.

(i)    No Earthstone Benefit Plan provides retiree medical or retiree life or other welfare insurance benefits, except as required under Section 4980B of the Code and subsequent guidance or other applicable law.

(j)    Neither Earthstone nor any of the Earthstone Subsidiaries has established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is subject to Section 409A of the Code which is not in compliance with Section 409A of the Code.

(k)    No Earthstone Benefit Plan provides compensation or benefits to any employee or other service provider who resides or performs services primarily outside of the United States.

Section 3.39    No Excess Parachute or Change in Control Payments; Section 162(m).

(a)    No amount that could be, has been or will be received (whether in cash or property or vesting of property) by, or any benefit that will be provided to, any current or former officer, director or employee of Earthstone or any of the Earthstone Subsidiaries who is a “disqualified individual” (as defined in final Treasury Regulation 1.280G-1) could be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the transactions contemplated by the Contribution; and no such person is entitled to receive any additional payment from Earthstone in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

(b)    Except as set forth on Section 3.39 of the Earthstone Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(c)    Earthstone has not paid and is not obligated to pay compensation to any employee that would be limited as a deduction pursuant to Section 162(m) of the Code.

Section 3.40    USA Patriot Act, OFAC and FCPA.

(a)    To the extent applicable, Earthstone is in compliance with (i) the USA PATRIOT Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. To the Knowledge of Earthstone, none of its directors, officers or employees, is a Person on the OFAC list of “Specially Designated Nationals and Blocked Persons,” and no such Person is prohibited from receiving or owning the EEH-Earthstone Contribution Units, or entering into or performing its obligations hereunder, under sanctions rules administered by OFAC or other applicable Law. OFAC does not prohibit Earthstone from entering into this Agreement or issuing the Earthstone Shares to Bold hereunder. None of the consideration to be distributed on or after the Closing under this Agreement, including the EEH-Earthstone Contribution Units, will, to Earthstone’s Knowledge, be made available to any Person for the purpose of financing the activities of any Person that are prohibited by any U.S. sanctions administered by OFAC.

(b)    Neither Earthstone, its Affiliates, nor, to such Person’s knowledge, its or their respective Representatives has given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help Earthstone, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to (i) any of the operations conducted with respect to the Properties, or (ii) the transactions contemplated by this Agreement.

(c)    The representations in this Section 3.40 are the sole representations and warranties made by Earthstone with respect to the USA PATRIOT Act, OFAC and FCPA matters.

Section 3.41    Intellectual Property. Earthstone and its Subsidiaries own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of Earthstone and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Material Adverse Effect on Earthstone. To the Knowledge of Earthstone, the conduct, products or services of the business of Earthstone and its Subsidiaries as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement would not have a Material Adverse Effect on Earthstone. There are no claims or suits pending or, to the Knowledge of Earthstone, threatened (a) alleging that any of Earthstone’s or its

Subsidiaries’ conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any of Earthstone’s or its Subsidiaries’ ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to Earthstone’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of any of Earthstone or its Subsidiaries with respect to any material Intellectual Property owned or used by them.

Section 3.42    No Additional Representations. Except for the representations and warranties made in this ARTICLE 3, neither Earthstone nor any other Person on behalf of Earthstone makes any express or implied representation or warranty with respect to Earthstone or the Earthstone Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Earthstone hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Earthstone nor any other Person on behalf of Earthstone makes or has made any representation or warranty to Bold, any of its Subsidiaries or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Earthstone or any of the Earthstone Subsidiaries or their respective businesses; or (b) except for the representations and warranties made by Earthstone in this ARTICLE 3, any oral or written information presented to Bold, any of its Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Earthstone or any of the Earthstone Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EEH

Except as disclosed in the Earthstone Disclosure Schedule (provided that (i) disclosure in any section of the Earthstone Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Earthstone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), EEH represents and warrants to Bold that:

Section 4.1    Organization. EEH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. EEH has full power and authority to own, lease or otherwise hold and operate its properties and to carry on its business as presently conducted. EEH is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.2    Capitalization. The issued and outstanding limited liability company interests of EEH are held of record by Earthstone, and constitute all of the issued and outstanding limited liability company interests of EEH. The EEH-Earthstone Contribution Units, EEH-Lynden Contribution Units and EEH-Bold Contribution Units to be issued pursuant to this Agreement will be duly authorized in accordance with the A&R EEH Agreement and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance. Except as set forth in Section 4.2 of the Earthstone Disclosure Schedule, there are outstanding: (a) no limited liability company interests, voting debt or other voting Securities of EEH; (b) no Securities of EEH convertible into or exchangeable for limited liability company interests, or other voting Securities of EEH; and (c) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which EEH is a party or by which it is bound in any case obligating EEH to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of EEH or any other Person or obligating EEH to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which EEH is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of EEH from, or the casting of votes by, the members of EEH except with respect to the A&R EEH Agreement.

Section 4.3    Authority Relative to This Agreement. EEH has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by EEH of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other limited liability company proceedings on the part of EEH is necessary to authorize the execution, delivery and performance by EEH of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by EEH and constitutes, and each other agreement, instrument or document executed or to be executed by EEH in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by EEH and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of EEH enforceable against EEH in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4    Noncontravention. Except as otherwise indicated on Section 4.4 of the Earthstone Disclosure Schedule, the execution, delivery and performance by EEH of this Agreement and the consummation by it of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of the limited liability company agreement or other governing instruments of EEH, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which EEH is a party, or (c) violate any applicable Law binding upon EEH.

Section 4.5    Governmental ApprovalsSection 4.6. To the Knowledge of EEH, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by EEH in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or takeover laws, and (b) filings with Governmental Body to occur in the ordinary course following the consummation of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BOLD AND BOLD SUB

Except as disclosed in the disclosure schedule delivered by Bold and Bold Sub to Earthstone (the “Bold Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of the Bold Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Bold Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Bold and Bold Sub represent and warrant to Earthstone and EEH that:

Section 5.1    Organization.

(a)    Bold is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Bold has full power and authority to carry on its business as presently conducted. Bold is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)    Each Bold Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. Each Bold Subsidiary has full power and authority to own, lease or otherwise hold and operate the Bold Properties and to carry on its business as presently conducted. Each Bold Subsidiary is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.2     Capitalization of Bold and Subsidiaries.

(a)    The issued and outstanding limited liability company interests of Bold are held of record by those individuals and entities set forth in Section 5.2(a) of the Bold Disclosure Schedule, in the percentages set forth therein, and constitute all of the issued and outstanding limited liability company interests of Bold. Except as set forth in Section 5.2(a) of the Bold Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of Bold; (ii) no Securities of Bold convertible into or exchangeable for limited liability company interests, or other voting Securities of Bold; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Bold is a party or by which it is bound in any case obligating Bold to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of Bold or any other Person or obligating Bold to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which Bold is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of Bold from, or the casting of votes by, the members of Bold with respect to the Bold Contribution.

(b)    All of the issued and outstanding limited liability company interests of each Bold Subsidiary are held beneficially and directly or indirectly of record by those individuals and entities set forth in Section 5.2(b) of the Bold Disclosure Schedule, in the percentages set forth therein, and constitute all of the issued and outstanding limited liability company interests of each such Bold Subsidiary. All outstanding limited liability company interests of each Bold Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth in Section 5.2(b) of the Bold Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of any Bold Subsidiary; (ii) no Securities of any Bold Subsidiary convertible into or exchangeable for limited liability company interests, or other voting Securities of any Bold Subsidiary; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Bold Subsidiary is a party or by which it is bound, in any case obligating any Bold Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of any Subsidiary or any other Person or obligating any Bold Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which any Bold Subsidiary is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of any Bold Subsidiary from, or the casting of votes by, the member of any Bold Subsidiary with respect to the Contribution. The limited liability company agreements of each Bold Subsidiary have been duly authorized, executed and delivered and are, and will be at the Closing, valid and legally binding agreements, enforceable against each Bold Subsidiary and its member in accordance with its terms.

Section 5.3    Authority Relative to This Agreement. Each of Bold and Bold Sub has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Bold and Bold Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other limited liability company proceedings on the part of Bold or Bold Sub are necessary to authorize the execution, delivery and performance by Bold and Bold Sub of this Agreement and the consummation of the transactions contemplated hereby. The Board of Managers of Bold Sub, in accordance with its limited liability company agreement and the Texas Business Organizations Code, has approved the Bold Contribution and this Agreement, and declared the Bold Contribution and this Agreement to be in the best interests of Bold. EnCap Fund IX, in accordance with the limited liability company agreement of Bold and the Texas Business Organizations Code, has approved the Bold Contribution and this Agreement, and declared the Bold Contribution and this Agreement to be in the best interests of Bold. This Agreement has been duly executed and delivered by Bold and Bold Sub and constitutes, and each other agreement, instrument or document executed or to be executed by Bold or Bold Sub in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Bold or Bold Sub, as applicable, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Bold or Bold Sub, as applicable, enforceable against Bold or Bold Sub, as applicable, in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4    Noncontravention. Except as otherwise indicated on Section 5.4 of the Bold Disclosure Schedule, the execution, delivery and performance by Bold and Bold Sub of this Agreement and the consummation by them of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of the limited liability company agreement or other governing instruments of Bold or any Bold Subsidiary, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Bold or any Bold Subsidiary is a party or by which Bold, any Bold Subsidiary or any of the Bold Properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the Bold Properties or (d) assuming compliance with the matters referred to in Section 3.5, violate any applicable Law binding upon Bold or any Bold Subsidiary, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Bold.

Section 5.5    Governmental Approvals. To the Knowledge of Bold and Bold Sub, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by Bold or Bold Sub in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or takeover laws, and (b) filings with Governmental Body to occur in the ordinary course following the consummation of the transactions contemplated hereby.

Section 5.6    Financial Statements. Bold Sub has delivered to Earthstone (a) the audited consolidated balance sheets of Bold Sub as of December 31, 2015, 2014 and 2013, and the related audited statements of operations, members’ equity and cash flows for the years then ended, and the notes and schedules thereto (the “Audited Bold Sub Financial Statements”), and (b) the unaudited consolidated balance sheet of Bold Sub as of June 30, 2016, and the related statement of operations and comprehensive income for the six months then ended (the “Unaudited Bold Sub Financial Statements” and together with the Audited Bold Sub Financial Statements, the “Bold Sub Annual Financial Statements”). The Bold Sub Annual Financial Statements (i) have been prepared from the books and records of Bold Sub and in accordance with GAAP applied on a basis consistent with preceding years throughout the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Bold Sub Financial Statements, subject to normal and year-end audit adjustments as permitted by GAAP), and (ii) fairly present in all material respects the consolidated financial position of Bold Sub as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

Section 5.7    Absence of Undisclosed Liabilities. To the Knowledge of Bold and Bold Sub, neither Bold nor Bold Sub has any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Bold Properties (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected in the Unaudited Bold Sub Financial Statements, (b) liabilities which have arisen since the date of the Unaudited Bold Sub Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (d) liabilities disclosed on Section 5.7 of the Bold Disclosure Schedule).

Section 5.8    Absence of Certain Changes. Except as disclosed on Section 5.8 of the Bold Disclosure Schedule, since the date of the Unaudited Bold Sub Financial Statements, (a) there has not been any material adverse change in, or any event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of Bold, any Bold Subsidiary or any of the Bold Properties, (b) the business of Bold and the Bold Subsidiaries has been conducted only in the ordinary course consistent with past practice, (c) neither Bold nor Bold Sub has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Bold Properties, and (d) neither Bold nor Bold Sub has suffered any loss, damage, destruction or other casualty to any of its assets, including any of the Bold Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on Bold.

Section 5.9    Title to Properties.

(a)    Except for property sold or otherwise disposed of, impaired or abandoned in the ordinary course of business since the dates of the Bold Sub Reserve Report, Bold Sub has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Bold Sub Reserve Report as attributable to interests owned or held by Bold Sub free and clear of all Encumbrances, except for Encumbrances set forth in Section 5.9(a) of the Bold Disclosure Schedule and any other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of such oil and gas properties. The oil and gas leases and other agreements that provide Bold Sub with operating rights in the oil and gas properties reflected in the Bold Sub Reserve Report are in full force and effect as to the oil and gas properties reflected in the Bold Sub Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Bold or Bold Sub. For purposes of this Section 5.9, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.

(b)    To the Knowledge of Bold and Bold Sub, all producing oil and gas wells included in the Bold Properties have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

(c)    To the Knowledge of Bold and Bold Sub, except as set forth on Section 5.9(c) of the Bold Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Earthstone Properties are being received by Earthstone in a timely manner and are not being held in suspense for any reason by any Person by whom proceeds are being paid except for immaterial amounts.

(d)    To the Knowledge of Bold and Bold Sub, except as would not, individually or in the aggregate, have a Material Adverse Effect on Bold or Bold Sub, neither Bold Sub (as to wells operated by Bold Sub) nor an applicable operator (as to wells not operated by Bold Sub), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Bold Properties.

Section 5.10    Compliance With Laws. Except as disclosed on Section 5.10 of the Bold Disclosure Schedule, to the Knowledge of Bold and Bold Sub, Bold Sub has complied in all material respects with all applicable Laws (including Environmental Laws). Except as disclosed on Section 5.10 of the Bold Disclosure Schedule, Bold Sub has not received any written notice from any Governmental Body, which has not been dismissed or otherwise disposed of, that Bold Sub has not so complied. Bold Sub has not been charged or, to the Knowledge of Bold and Bold Sub, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Bold and Bold Sub.

Section 5.11    Tax Matters.

(a)    Bold and each of its Subsidiaries have filed all Tax Returns required to be filed by such entities, including those relating to real and personal property taxes, ad valorem taxes, severance taxes and any other Taxes imposed on or with respect to assets owned by such entities, including the Bold Properties and any production therefrom. All such Tax Returns have been timely filed with the applicable taxing authority, except as set forth on Section 5.11(a) of the Bold Disclosure Schedule, and all Taxes owed by Bold and each of its Subsidiaries (or for which EEH and any of its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return).

(b)    There are no liens for Taxes (other than for Taxes not yet due and payable) upon Bold, its Subsidiaries or any of their assets, including the Bold Properties.

(c)    There has been no issue raised or adjustment proposed (and to the Knowledge of Bold and its Subsidiaries, none is pending) by the IRS or any other taxing authority in connection with any Tax Return of Bold or any of its Subsidiaries, nor has Bold or any its Subsidiaries received any written notice from the IRS or any such other taxing authority that any Tax Return of Bold or any of its Subsidiaries is being audited or may be audited or examined.

(d)    Neither Bold nor any of its Subsidiaries has received a written notice of a claim made by any taxing authority in a jurisdiction where Bold or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.

(e)    Neither Bold nor any of its Subsidiaries has agreed to the extension of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return of Bold or its Subsidiaries.

(f)    There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Bold or any of its Subsidiaries.

(g)    Neither Bold nor any of its Subsidiaries (i) has any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future tax liability or (ii) has been a member of an affiliated group filing a consolidated income Tax Return (other than of a group the common parent of which is Bold) or has any liability for the Taxes of any Person (other than Bold or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(h)    Neither Bold nor any of its Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(i)    Bold is classified as a partnership for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3. Each Bold Subsidiary is treated as an entity disregarded as separate from Bold for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

Section 5.12    Legal Proceedings. Except as set forth on Section 5.12 of the Bold Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Bold and Bold Sub, threatened against or involving Bold, Bold Sub or rights of Bold or Bold Sub with respect to any of their assets, including the Bold Properties (including those Proceedings arising under or pursuant to Environmental Law). Neither Bold nor Bold Sub is subject to any material judgment, order, writ, injunction, or decree of any Governmental Body (including those judgments, orders, writs, injunctions, or decrees issued pursuant to Environmental Law). There are no Proceedings pending or, to the Knowledge of Bold and Bold Sub, threatened against Bold, Bold Sub or their assets, including the Bold Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Bold’s or Bold Sub’s ability to consummate the transactions contemplated hereby.

Section 5.13    Brokerage Fees. Except for Tudor Pickering, Holt & Co., the fees and expenses of which will be $3,000,000 and paid solely by Bold or Bold Sub, neither Bold, Bold Sub nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

Section 5.14    Permits. Bold Sub holds all material Permits (including those issued pursuant to Environmental Laws) necessary or required for the conduct of its business as currently conducted. Each of such Permits is in full force and effect and Bold Sub is in material compliance with each such Permit. Except as disclosed on Section 5.14 of the Bold Disclosure Schedule, Bold Sub has not received any written notice from any Governmental Body and no Proceeding is pending or, to the Knowledge of Bold or Bold Sub, threatened with respect to any alleged failure by Bold Sub to have any Permit.

Section 5.15    Environmental Matters. Except as disclosed on Section 5.15 of the Bold Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Bold Sub has not received any written notice of any investigation or inquiry regarding the Bold Properties from any Governmental Body under any Environmental Laws; (b) to the Knowledge of Bold or Bold Sub, the Bold Properties have not been used for disposal of any Hazardous Substance; (c) to the Knowledge of Bold or Bold Sub, there are no facts or circumstances that exist that could result in any obligations or liabilities under any Environmental Laws; and (d) there has been no Release, or threatened Release, of Hazardous Substances that would result in any liabilities or other obligations under any Environmental Laws.

Section 5.16    Revenue and Expense Information; Records. The property list, cash receipts, disbursements and production volumes with respect to the Bold Properties are true and correct in all material respects. Bold Sub has not received any written notice of and does not have Knowledge of any material adverse claim against Bold Sub’s title to the Bold Properties. The Bold Records are true and correct in all material respects and accurately reflect the ownership and, to the extent the Bold Properties are operated by Bold Sub, operation of the Bold Properties by Bold Sub.

Section 5.17    Commitments. Except as set forth on Section 5.17 of the Bold Disclosure Schedule, to Bold’s and Bold Sub’s Knowledge, Bold Sub has incurred no material expenses, and has made no commitments to make material expenditures (and Bold Sub has not entered into any agreements that would obligate Bold Sub to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Bold Properties after the Closing Date.

Section 5.18    No Alienation. Except as set forth on Section 5.18 of the Bold Disclosure Schedule, since June 30, 2016, Bold Sub has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Bold Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Bold Properties in the regular course of business).

Section 5.19    Make-Up Rights. To Bold’s and Bold Sub’s Knowledge, Bold Sub has not, nor has any other Person, received prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Bold Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Bold Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Bold Properties or so made any such repayment in cash.

Section 5.20    Imbalance. To Bold’s and Bold Sub’s Knowledge, any Imbalance among the owners of the interests in the wells and units included in the Bold Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 5.20 of the Bold Disclosure Schedule sets forth all material gas imbalances affecting the Bold Properties as of the date hereof. To Bold’s and Bold Sub’s Knowledge, no condition exists affecting the operation of the Bold Properties which has materially impaired, or could reasonably be expected to materially impair, production from or the operations of the Bold Properties.

Section 5.21    Preferential Rights and Consents to Assign. Except as set forth on Section 5.21 of the Bold Disclosure Schedule, there are no consents to assignment or waivers of preferential rights to purchase affecting the Bold Properties that must be obtained from third parties in order for Bold to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Bold.

Section 5.22    No Participating Hydrocarbons. Except as set forth on Section 5.22 of the Bold Disclosure Schedule, the Bold Properties do not include any unleased Hydrocarbons where Bold Sub has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

Section 5.23    Insurance. Section 5.23 of the Bold Disclosure Schedule contains a complete and correct list of material insurance policies maintained by or on behalf of Bold and Bold Sub as of the date of this Agreement.

Section 5.24    Employees. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Bold or any Bold Subsidiary, and no such agreement or contract has been requested by an employee or group of employees of Bold or any Bold Subsidiary. Bold and the Bold Subsidiaries are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no material accrued liability for any arrears of past-due wages or any material Taxes or penalties for failure to comply with any thereof. There is no pending or, to the Knowledge of Bold and Bold Sub, threatened material Proceeding against or involving Bold or any Bold Subsidiary by or before, and Bold and the Bold Subsidiaries are not subject to any judgment, order, writ, injunction, or decree of or material inquiry from, any Governmental Body in connection with any current, former or prospective employee of Bold or any Bold Subsidiary.

Section 5.25    Agreements, Contracts and Commitments.

(a)    Section 5.25(a) of the Bold Disclosure Schedule lists all leases, contracts, agreements and instruments to which Bold or any Bold Subsidiary is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Bold and Bold Sub (true and correct copies of each such document requested by Earthstone have been previously delivered).

(b)    Except as set forth in Section 5.25(b) of the Bold Disclosure Schedule, neither Bold nor any Bold Subsidiary has, as of the date hereof (i) any collective bargaining agreements or any agreements with executive officers that contain any change in control related payments or severance, notice or termination pay or benefit liabilities or obligations, (ii) any agreement of guarantee or indemnification running from Bold or any Bold Subsidiary to any Person, except as set forth in its limited liability company agreement, (iii) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other outstanding securities, (iv) any agreement, contract or commitment containing any covenant limiting the freedom of Bold or Bold Sub to engage in any line of business or compete with any Person, (v) any agreement, contract or commitment relating to capital expenditures required to be disclosed in Section 5.17 of the Bold Disclosure Schedule, (vi) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (vii) any agreement, contract or commitment not made in the ordinary course of business.

(c)    Except as set forth in Section 5.25(c) of the Bold Disclosure Schedule, neither Bold nor Bold Sub has materially breached, nor to Bold’s or Bold Sub’s Knowledge is there any claim or any legal basis for a claim that Bold or Bold Sub has materially breached, any of the terms or conditions of any material agreement, contract or commitment set forth in the Bold Disclosure Schedule.

Section 5.26    Hedging. Except as set forth on Section 5.26 of the Bold Disclosure Schedule, Bold and Bold Sub are not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Section 5.26 of the Bold Disclosure Schedule sets forth obligations of Bold Sub for the delivery of Hydrocarbons attributable to any of the Bold Properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth on Section 5.26 of the Bold Disclosure Schedule, as of the date hereof, Bold Sub is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 5.27    Regulatory Agencies. Except as set forth on Section 5.27 of the Bold Disclosure Schedule, all currently effective filings heretofore made by Bold Sub with the FERC, and all other Regulatory Agencies were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. The right of Bold Sub to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Body has not been suspended, and Bold Sub has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Bold Properties, taken as a whole, from any Governmental Body or customer. Neither Bold Sub nor any portion of the Bold Properties is subject to the jurisdiction of FERC under the NGA.

Section 5.28    Non-Consent. Except as set forth on Section 5.28 of the Bold Disclosure Schedule, to Bold’s and Bold Sub’s Knowledge, there are no material operations involving any of the Bold Properties to which Bold or Bold Sub has become a non-consenting party.

Section 5.29    Property Boundaries. To Bold’s and Bold Sub’s Knowledge, all of the Bold Properties have been drilled and completed, as applicable, within the boundaries of the Bold Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by applicable Law; and all drilling and completion of the Bold Properties and all development and operations on the Bold Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

Section 5.30    No Other Royalties. Except as expressly set forth in the Bold Sub Reserve Report, to Bold’s and Bold Sub’s Knowledge, the Bold Properties are not burdened by any material royalty, overriding royalty interests, production payments or other material burdens on production.

Section 5.31    [Reserved.]

Section 5.32    Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Bold Sub is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Bold Sub) supplied to Ryder Scott Company, L.P. by or on behalf of Bold Sub that was material to such firms’ estimates of proved Hydrocarbons reserves attributable to the Bold Properties in connection with the preparation of the proved Hydrocarbons reserve reports concerning the Hydrocarbons of Bold Sub as of December 31, 2015 (the “Bold Sub Reserve Report”) was (at the time supplied or as modified or amended prior to the date hereof) to Bold’s and Bold Sub’s Knowledge accurate in all material respects and Bold and Bold Sub have no Knowledge of any material errors in such information that existed as of the date hereof. Set forth on Section 5.32 of the Bold Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Bold Sub Reserve Report that have been disposed of, impaired or abandoned prior to the date hereof. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Bold Sub Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bold.

Section 5.33    Benefit Plans.

(a)    Section 5.33(a) of the Bold Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Bold or any Bold Subsidiary for the benefit of current or former employees, directors or consultants of Bold or any Bold Subsidiary or with respect to which Bold or any Bold Subsidiary has any current or contingent liability (each, an “Bold Benefit Plan”).

(b)    With respect to each material Bold Benefit Plan, Bold has delivered or made available to Earthstone true and complete copies of each such plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles, all amendments thereto, all summaries and summary plan descriptions (including any summary of material modifications) and the most recent determination letter (or opinion letter) received from the IRS.

(c)    No Bold Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or 412 of the Code, and no condition exists that could reasonably be expected to result in Bold or any Bold Subsidiary incurring any liability under Title IV of ERISA as a result of their relationship with any ERISA Affiliate.

(d)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Bold Benefit Plans, in any such case that would subject Bold Sub to any material Taxes, penalties or other liabilities.

(e)    There are no investigations or audits of any Bold Benefit Plan by any Governmental Body currently pending or, to the Knowledge of Bold and Bold Sub, threatened, and there have been no such investigations or audits that have been concluded that resulted in any liability to Bold or any Bold Subsidiary that has not been fully discharged.

(f)    Each Bold Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any Governmental Body with respect to each Bold Benefit Plan have, in all material respects, been timely and completely filed or distributed.

(g)    Each Bold Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, and no such Bold Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust.

(h)    There are no material pending claims, lawsuits or actions relating to any Bold Benefit Plan (other than routine claims for benefits) and, to the Knowledge of Bold and Bold Sub, none are threatened.

(i)    No Bold Benefit Plan provides retiree medical or retiree life or other welfare insurance benefits, except as required under Section 4980B of the Code and subsequent guidance or other applicable law.

(j)    Neither Bold nor any Bold Subsidiary has established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is subject to Section 409A of the Code which is not in compliance with Section 409A of the Code.

(k)    No Bold Benefit Plan provides compensation or benefits to any employee or other service provider who resides or performs services primarily outside of the United States.

Section 5.34    No Excess Parachute or Change in Control Payments; Section 162(m).

(a)    No amount that could be, has been or will be received (whether in cash or property or vesting of property) by, or any benefit that will be provided to, any current or former officer, director or employee of Bold or any Bold Subsidiary who is a “disqualified individual” (as defined in final Treasury Regulation 1.280G-1) could be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the transactions contemplated by the Contribution; and no such person is entitled to receive any additional payment from Bold or any Bold Subsidiary in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(c)    Neither Bold nor Bold Sub has paid and is not obligated to pay compensation to any employee that would be limited as a deduction pursuant to Section 162(m) of the Code.

Section 5.35    USA Patriot Act, OFAC and FCPA.

(a)    To the extent applicable, Bold Sub is in compliance with (i) the USA PATRIOT Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. To the Knowledge of Bold Sub, none of its directors, officers or employees, is a Person on the OFAC list of “Specially Designated Nationals and Blocked Persons,” and no such Person is prohibited from receiving or owning the Earthstone Shares or the EEH-Bold Contribution Units, or entering into or performing its obligations hereunder, under sanctions rules administered by OFAC or other applicable Law. OFAC does not prohibit Bold Sub from entering into this Agreement. None of the consideration to be distributed on or after the Closing under this Agreement, including the Earthstone Shares and the EEH-Bold Contribution Units, will, to Bold Sub’s Knowledge, be made available to any Person for the purpose of financing the activities of any Person that are prohibited by any U.S. sanctions administered by OFAC.

(b)    Neither Bold Sub, its Affiliates, nor, to such Person’s knowledge, its or their respective Representatives has given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help Bold Sub, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to (i) any of the operations conducted with respect to the Properties, or (ii) the transactions contemplated by this Agreement.

(c)    The representations in this Section 5.35 are the sole representations and warranties made by Bold Sub with respect to the USA PATRIOT Act, OFAC and FCPA matters.

Section 5.36    Intellectual Property. Bold and Bold Sub own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of Bold and Bold Sub as currently conducted, except where the failure to possess such rights or licenses would not have a Material Adverse Effect on Bold Sub. To the Knowledge of Bold and Bold Sub, the conduct, products or services of the business of Bold Sub as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement would not have a Material Adverse Effect on Bold. There are no claims or suits pending or, to the Knowledge of Bold and Bold Sub, threatened (a) alleging that any of Bold’s or Bold Sub’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any of Bold’s or Bold Sub’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to Bold’s or Bold Sub’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of either Bold or Bold Sub with respect to any material Intellectual Property owned or used by them.

Section 5.37    No Additional Representations. Except for the representations and warranties made in this ARTICLE 5, none of Bold, Bold Sub or any other Person on behalf of Bold or Bold Sub makes any express or implied representation or warranty with respect to Bold or Bold Sub or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Bold and Bold Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Bold, Bold Sub or any other Person on behalf of Bold or Bold Sub makes or has made any representation or warranty to Earthstone or any of its respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Bold, Bold Sub or their respective businesses; or (b) except for the representations and warranties made by Bold and Bold Sub in this ARTICLE 5, any oral or written information presented to Bold, Bold Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Bold, Bold Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1    Access.

(a)    From and after the Execution Date until the Closing, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Parties and their respective Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case, to the extent reasonably related to the transactions contemplated by this Agreement and including for the purpose of conducting environmental due diligence, provided that no subsurface or other invasive testing or sampling of any property of any Party or its Subsidiaries may be conducted without such Party’s prior written approval. Each Party shall furnish promptly to each other Party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other Parties may reasonably request. Except for disclosures permitted by the terms of this Agreement, each Party and its Representatives shall hold information received from each other Party pursuant to this Section 6.1 in confidence in accordance with the terms of Section 6.3(b).

(b)    This Section 6.1 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party would reasonably be expected to result in (i) any violation of any contract or applicable Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and any of the other Parties or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, however, that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information) reasonably be likely to result in the violation of any such contract or applicable Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other Parties shall be provided access to such information; provided, further that the Party being requested to disclose the information shall (x) notify the other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or applicable Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 6.1(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)    No investigation, or information received, pursuant to this Section 6.1 will modify any of the representations and warranties of the Parties.

Section 6.2    Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

Section 6.3    No Solicitation by Earthstone; Etc.

(a)    Except as otherwise permitted hereunder, Earthstone shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, facilitate, encourage or induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) furnish confidential information or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Bold, the Earthstone Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Earthstone’s Representatives shall be deemed to be a breach of this Section 6.3 by Earthstone.

(b)    Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time prior to obtaining the Earthstone Stockholder Approval, (i) Earthstone has received an Alternative Proposal that the Earthstone Special Committee believes is bona fide, (ii) the Earthstone Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a breach of this Section 6.3, then Earthstone may (A) furnish information, including confidential information, with respect to Earthstone and its Subsidiaries to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that Earthstone will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Earthstone has, or first enters into, a confidentiality agreement with such Person with confidentiality and standstill provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Bold.

(c)    In addition to the other obligations of Earthstone set forth in this Section 6.3, Earthstone shall promptly advise Bold, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Earthstone in respect of any Alternative Proposal, and shall, in any such notice to Bold, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Bold informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Earthstone shall promptly provide Bold with copies of any additional written materials received by Earthstone or that Earthstone has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)    Notwithstanding the foregoing, if Earthstone receives a written Alternative Proposal that the Earthstone Special Committee believes is bona fide and the Earthstone Special Committee, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Earthstone Special Committee may, at any time prior to obtaining the Earthstone Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, effect an Adverse Recommendation Change or enter into an Acquisition Agreement; provided, however, that Earthstone shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or execute or enter into an Acquisition Agreement for a Superior Proposal (x) until five (5) Business Days after Earthstone provides written notice to Bold (an “Earthstone Notice”) advising Bold that the Earthstone Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the person or group making such Superior Proposal and, at the request of Bold, Earthstone shall negotiate in good faith with Bold during such five (5) Business Day period, with respect to any alternative transaction (including any modifications to the terms of this Agreement) that would allow the Earthstone Special Committee not to make such Adverse Recommendation Change consistent with its fiduciary duties (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Earthstone Notice and a new five (5) Business Day period under this Section 6.3(d)).

(e)    For purposes of this Agreement:

(i)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Bold and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Earthstone and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of Earthstone’s consolidated assets or to which twenty percent (20%) or more of Earthstone’s revenues on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Earthstone, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Earthstone or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Earthstone which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of Earthstone’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

(ii)    “Superior Proposal” means a bona fide written Alternative Proposal, obtained after the date of this Agreement and not in breach of this Section 6.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Earthstone or assets of Earthstone and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Earthstone Special Committee determines in its good faith to be more favorable to the Earthstone Stockholders from a financial point of view than the transactions contemplated hereby, as they may be modified pursuant to negotiations between the Parties in accordance with the provisions of Section 6.3(d).

(f)    Notwithstanding anything in this Section 6.3 to the contrary, the Earthstone Special Committee may, at any time prior to obtaining the Earthstone Stockholder Approval, effect an Adverse Recommendation Change in response to circumstances not involving an Alternative Proposal if an Intervening Event occurs and the Earthstone Special Committee concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Earthstone shall provide Bold with five (5) Business Days’ prior written notice advising Bold it intends to effect an Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances giving rise to the necessity for such Adverse Recommendation Change), and during such five (5) Business Day period, Earthstone shall consider in good faith any proposal by Bold to amend the terms and conditions of this Agreement in a manner that would allow the Earthstone Special Committee not to make such Adverse Recommendation Change consistent with its fiduciary duties.

(g)    Nothing contained in this Agreement shall prevent Earthstone or the Earthstone Special Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other applicable Law with respect to an Alternative Proposal if the Earthstone Special Committee determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 6.3(d) and Section 6.3(f). For the avoidance of doubt, a public statement that describes Earthstone’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Section 6.4    Public Announcements; Confidentiality.

(a)    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Earthstone and Bold. Thereafter, Bold shall not issue any press releases or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the express written consent of Earthstone (which consent shall not be unreasonably withheld, conditioned or delayed) and Earthstone shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Bold (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE MKT as determined in the good faith judgment of Earthstone (in which case Earthstone shall not issue or cause the publication of such press release or other public announcement without prior consultation with Bold); provided, however, that Earthstone shall not be required by this Section 6.4 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the Earthstone Special Committee believes is bona fide and matters related thereto or an Adverse Recommendation Change but nothing in this proviso shall limit any obligation of Earthstone under Section 6.3(c) to advise and inform Bold;

provided, further, that each Party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Earthstone or Bold in compliance with this Section 6.4(a).

(b)    Notwithstanding anything in Section 6.4(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that (i) are necessary for a Party to perform this Agreement (including such disclosure to Governmental Bodies, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (ii) are required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; or (iii) are otherwise subject to an undertaking of confidentiality from each Person receiving such information in form reasonably acceptable to the non-disclosing Parties.

Section 6.5    Operation of Business of Bold and Bold Sub. Except as to (a) the matters set forth on Section 6.5 of the Bold Disclosure Schedule and (b) any other matters approved by Earthstone, from the Execution Date until the Closing Date, Bold and Bold Sub will carry on their business only in the usual and ordinary course, consistent with past practice and the activities set out in the Bold Disclosure Schedule and, except with the prior written consent of Earthstone (such consent not to be unreasonably withheld, conditioned or delayed) or other than as expressly contemplated or permitted by this Agreement, each of Bold and Bold Sub:

(i)    will conduct its activities in the usual and customary course of business consistent with past practices;

(ii)    will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;

(iii)    will continue to pursue its scheduled capital expenditures budget as set forth on Section 6.5(b)(iii) of the Bold Disclosure Schedule;

(iv)    will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;

(v)    will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;

(vi)    Bold and Bold Sub will not:

(A)    resolve or propose to be wound-up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding-up or dissolution;

(B)    make any changes to its existing accounting practices except as required by Law or make any material Tax election inconsistent with past practice;

(C)    declare or pay any dividends or make any distribution of its properties or assets to its members or purchase or retire any limited liability interests of Bold Sub;

(D)    alter or amend or authorize any alteration or amendment to its organizational documents as they exist at the date of this Agreement, except as required to complete the Contribution or any transaction contemplated under this Agreement;

(E)    split, consolidate, exchange or reclassify any limited liability interests of Bold Sub or other securities;

(F)    enter into or materially modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or, except as part of normal compensation practices, grant any material bonuses, salary increases, stock options, severance, retirement allowances, deferred or incentive compensation, termination pay or any other similar form of material compensation to, or make any loan to, any of its officers, directors, employees or consultants;

(G)    incur or commit to incur any indebtedness for borrowed money in excess of the greater of its existing borrowing base as of the date hereof under the Bold Credit Facility or as it may be redetermined under the Bold Credit Facility;

(H)    elect to participate in programs proposed by the operator of non-operated properties where the amount of the authority for expenditure net to Bold exceeds $2,000,000;

(I)    conduct workover or remedial well operations on producing properties where the amount of the authority for expenditure net to Bold exceeds $200,000;

(J)    acquire or agree to acquire (other than pursuant to this Agreement), by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking of any corporation, partnership, association or other business organization or division thereof;

(K)    sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its material property or assets, real or personal, or agree to the same, other than for actions under the Bold Credit Facility in the ordinary and regular course of business;

(L)    allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, limited liability company interests of Bold Sub or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any limited liability company interests of Bold Sub or other securities, other than limited liability company interests of Bold Sub issuable upon exercise of convertible securities of Bold Sub issued prior to the date hereof;

(M)    take any action or fail to take any action which would cause any of the conditions precedent set forth in ARTICLE 7 not to be satisfied;

(N)    grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; and

(O)    announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.

Section 6.6    Operation of Business of Earthstone. Except as to (a) the matters set forth on Section 6.6 of the Earthstone Disclosure Schedule and (b) any other matters approved by Bold, from the Execution Date until the Closing Date, Earthstone will carry on its business only in the usual and ordinary course, consistent with past practice and the activities set out in the Earthstone Disclosure Schedule and, except with the prior written consent of Bold (such consent not to be unreasonably withheld, conditioned or delayed) or other than as expressly contemplated or permitted by this Agreement, Earthstone:

(i)    will conduct its activities in the usual and customary course of business consistent with past practices;

(ii)    will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;

(iii)    will continue to pursue its scheduled capital expenditures budget as set forth on Section 6.6(b)(iii) of the Earthstone Disclosure Schedule;

(iv)    will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;

(v)    will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;

(vi)    Earthstone will not:

(A)    resolve or propose to be wound-up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding-up or dissolution;

(B)    make any changes to its existing accounting practices except as required by Law or make any material Tax election inconsistent with past practice;

(C)    declare or pay any dividends or make any distribution of its properties or assets to its members or purchase or retire any shares of Earthstone Common Stock, except as contemplated by this Agreement;

(D)    alter or amend or authorize any alteration or amendment to its Certificate of Incorporation or bylaws as they exist at the date of this Agreement, except as required to complete the Contribution or any transaction contemplated under this Agreement;

(E)    incur or commit to incur any indebtedness for borrowed money in excess of the greater of its existing borrowing base as of the date hereof under the Earthstone Credit Facility or as it may be redetermined under the Earthstone Credit Facility;

(F)    elect to participate in programs proposed by the operator of non-operated properties where the amount of the authority for expenditure net to Earthstone exceeds $2,000,000;

(G)    conduct workover or remedial well operations on producing properties where the amount of the authority for expenditure net to Earthstone exceeds $200,000;

(H)    acquire or agree to acquire (other than pursuant to this Agreement), by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking of any corporation, partnership, association or other business organization or division thereof other than an Earthstone Affiliate;

(I)    sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its material property or assets, real or personal, or agree to the same, other than for actions under the Earthstone Credit Facility in the ordinary and regular course of business;

(J)    allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, limited liability company interests of any Earthstone Asset or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any limited liability company interests of any Earthstone Asset or other securities, other than limited liability company interests of any Earthstone Asset issuable upon exercise of convertible securities of any Earthstone Asset issued prior to the date hereof;

(K)    split, consolidate, exchange or reclassify any shares of Earthstone Common Stock, except as required to complete the Contribution or any transaction contemplated under this Agreement;

(L)    enter into or materially modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or, except as part of normal compensation practices, grant any material bonuses, salary increases, stock options, severance, retirement allowances, deferred or incentive compensation, termination pay or any other similar form of material compensation to, or make any loan to, any of its officers, directors, employees or consultants;

(M)    take any action or fail to take any action which would cause any of the conditions precedent set forth in ARTICLE 7 not to be satisfied;

(N)    grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; and

(O)    announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.

Section 6.7    Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 6.8    A&R LLC Agreement. At Closing, EEH, Earthstone, Lynden and Bold shall execute the form of A&R EEH Agreement.

Section 6.9    Preparation of the Proxy Statement; Earthstone Stockholder Meeting.

(a)    As soon as reasonably practicable following the date of this Agreement, Earthstone shall prepare and file with the SEC a preliminary Proxy Statement to obtain Earthstone Stockholder Approval. Earthstone shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Earthstone shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Earthstone Stockholders as promptly as practicable after the clearance is received from the SEC. If at any time prior to the Closing Date any information relating to Earthstone, Bold or Bold Sub, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Earthstone Stockholders. Earthstone shall notify Bold of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information.

(b)    Subject to Section 6.3, Earthstone shall, (i) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Earthstone Stockholders (the “Earthstone Stockholders Meeting”) for the purpose of obtaining the Earthstone Stockholder Approval and (ii) through the Earthstone Board or the Earthstone Special Committee, as applicable, recommend to the Earthstone Stockholders (A) the adoption of the A&R Certificate of Incorporation; and (B) the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Earthstone Contribution (collectively, the “Earthstone Board Recommendation”). The Proxy Statement shall include a copy of the Earthstone Fairness Opinion and (subject to Section 6.3) the Earthstone Board Recommendation. Earthstone may not postpone or adjourn the Earthstone Stockholders Meeting without the consent of Bold, other than (A) to solicit additional proxies for the purpose of obtaining the Earthstone Stockholder Approval, (B) for the absence of quorum or (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Earthstone has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Earthstone Stockholders prior to the Earthstone Stockholders Meeting. Without limiting the foregoing, Earthstone agrees that its obligation to hold the Earthstone Stockholder Meeting shall not be affected by any Adverse Recommendation Change, the receipt of any Alternative Proposal or Superior Proposal or the occurrence of an Intervening Event unless and until this Agreement is terminated in accordance with Section 9.1.

Section 6.10    Registration Rights. At the Closing, Earthstone, Bold and the other Persons to be party thereto will execute and deliver a Registration Rights Agreement relating to the shares of Class A Common Stock issuable upon redemption of the EEH-Bold Contribution Units substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 6.11    Listing of the Earthstone Shares. Earthstone shall use its reasonable best efforts to cause the Class A Common Stock issuable upon redemption of the EEH-Bold Contribution Units to be approved for listing on the NYSE MKT prior to the Closing, subject to official notice of issuance.

Section 6.12    Notice Required by Rule 14f-1 under Exchange Act. Any notice required under Rule 14f-1 under the Exchange Act concerning the changes in the composition of the Earthstone Board as herein provided shall be made on a timely basis.

Section 6.13    Section 16 Matters. Prior to the Closing Date, Earthstone and Bold shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Earthstone Shares, the shares of Class A Common Stock issuable upon the redemption of the EEH-Bold Contribution Units or resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or will become subject to such reporting requirements, with respect to Earthstone, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14    Tax Matters.

(a)    Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated hereby, if any, shall be paid by Earthstone, in its capacity as the Managing Member of EEH, when due, whether levied on Earthstone, EEH, Bold or any Subsidiary thereof, and Earthstone, in its capacity as the Managing Member of EEH, shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Earthstone, in its capacity as the Managing Member of EEH, shall reimburse, indemnify, defend and hold harmless Bold and its respective Affiliates against liability for any such Transfer Taxes. The parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

(b)    Section 754 Election. Following the transactions contemplated hereby, EEH, and each Subsidiary of EEH that is classified as a partnership for U.S. federal income tax purposes, shall each make an election under Section 754 of the Code and under corresponding provisions of applicable statute and local tax laws for the taxable year of EEH that ends on or includes the Closing Date.

Section 6.15    Voting Agreement. At the Closing, Earthstone, EnCap Investments, L.P., Oak Valley and Bold will enter into a voting agreement pursuant to which each will agree to vote for certain directors of the Earthstone Board as provided in the voting agreement, substantially in the form attached hereto as Exhibit D (the “Voting Agreement”).

Section 6.16    Indemnification and Insurance.

(a)    For purposes of this Section 6.16, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Closing Date, an officer, director, employee, manager or member of Bold Sub and also with respect to any such Person, in his or her capacity as a director, officer, employee, manager, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Bold Sub) serving at the request of or on behalf of Bold Sub and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)    From and after the Closing Date, solely to the extent that Bold Sub would be permitted to indemnify an Indemnified Person, Earthstone agrees to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors and managers, indemnification of officers, directors, managers and employees and advancement of expenses contained in the Bold Sub Charter Documents immediately prior to the Closing Date and ensure that the certificate of formation and limited liability company agreement of Bold Sub shall, for a period of six (6) years following the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers, officers, employees and agents of Bold Sub than are presently set forth in the Bold Sub Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 6.16(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)    Prior to or within ninety (90) days following the Closing Date, Earthstone shall purchase “run-off” director and officer indemnification insurance to insure the existing officers and directors of Bold Sub for a period of six (6) years following the Closing Date in substantially the same amount as the director and officer indemnification insurance policy in existence for Earthstone directors and officers as of the date of this Agreement.

Section 6.17    Bold Employee Matters.

(a)    The Parties agree that all employees of Bold or any Bold Subsidiary (these employees, the “Bold Employees”) will remain employed by Bold Operating, LLC for a transitional period of three (3) months following the Closing Date (this period, the “Transition Period”), it being understood that no Party to this Agreement can prevent any Bold Employee from resigning his or her employment with Bold Operating, LLC at any time. Within thirty (30) days after the Closing Date, with respect to each Bold Employee, Earthstone shall either (i) extend a written offer to continue the employment of such Bold Employee on a permanent basis following the end of the Transition Period (such offer, a “Permanent Offer” and these employees, the “Permanent Offered Employees”) or (ii) provide written notice to such Bold Employee that Earthstone will not continue their employment on a permanent basis and that their employment will be terminated at the end of the Transition Period (these employees, the “Transitional Employees”). Each Permanent Offer must provide the Bold Employee with a period of fifteen (15) days after the date of the Permanent Offer in which to elect, in writing, whether to accept or reject the Permanent Offer. The Permanent Offered Employees who accept the Permanent Offer and continue employment with Earthstone or its Subsidiaries (including Bold Operating, LLC) following the Transition Period are referred to herein as the “Hired Employees.” The Permanent Offered Employees who reject a Qualifying Permanent Offer are referred to herein as “Rejecting Employees” and the Permanent Offered Employees who reject a Permanent Offer that is not a Qualifying Permanent Offer and resign their employment will be treated as Transitional Employees for all purposes under this Agreement, including for purposes of the right to receive severance payments under Section 6.17(c) below. A “Qualifying Permanent Offer” is an offer of continued employment on the same terms and conditions and in a comparable position as applied to such Bold Employee immediately prior to Closing and at the same location as such Bold Employee’s current employment or a comparable location (i.e., within twenty-five (25) miles of such Bold Employee’s current employment), and that provides (I) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Bold Employee immediately prior to Closing, (II) incentive compensation opportunities (including equity compensation) that are substantially comparable to those provided to other similarly situated employees of Earthstone and its Subsidiaries and (III) retirement and group health and welfare benefits that are substantially comparable to those provided to other similarly situated employees of Earthstone and its Subsidiaries.

(b)    During the Transition Period, each Bold Employee shall be provided with (i) employment by Bold Operating, LLC (A) on the same terms and conditions and in a comparable position as applied to such Bold Employee immediately prior to Closing and (B) at the same location as such Bold Employee’s current employment or a comparable location (i.e., within twenty-five (25) miles of such Bold Employee’s current employment), (ii) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Bold Employees immediately prior to Closing and (iii) continuation of the Bold compensation or other benefit plans and arrangements or, at Earthstone’s election, other compensation or benefit plans and arrangements provided by Earthstone that are substantially comparable individually or in the aggregate to those provided to such Bold Employees immediately prior to Closing.

(c)    With respect to (i) each Transitional Employee (including a Permanent Offered Employee who becomes a Transitional Employee) who remains employed with Earthstone or its Subsidiaries (including Bold Operating, LLC) through the end of the Transition Period or (ii) each Bold Employee (including any Transitional Employee) who is terminated without Cause prior to the end of the Transition Period, Earthstone shall provide, through the remainder of the Transition Period (in the case of a Bold Employee terminated pursuant to clause (ii)) and for a period of four months following the end of the Transition Period, severance payments representing (A) continuation of such Bold Employee’s base salary or wages and (B) reimbursement for the full cost of COBRA continuation coverage for participation in group health plans that provide substantially comparable coverage as was provided to such Bold Employee immediately prior to Closing. For purposes of this Agreement, “Cause” shall mean the Bold Employee’s (1) material and willful failure to perform the material duties of the employee’s position that continues for thirty (30) days following receipt of written notice describing such failure, (2) commission of an act of fraud or dishonesty against or with respect to Earthstone or any of its Subsidiaries that causes material harm to Earthstone’s or any of its Subsidiaries’ reputation or business, (3) conviction or plea of no contest to a felony or crime involving moral turpitude, or (4) willful misconduct that is materially injurious to Earthstone or any of its Subsidiaries. As a condition to receiving the foregoing severance benefits, each Transitional Employee must sign and not revoke a release of claims against Earthstone and Bold and their Affiliates in a form reasonably acceptable to each of Earthstone and Bold.

(d)    With respect to each Hired Employee and each Rejecting Employee who remains an employee of Earthstone or its Subsidiaries (including Bold Operating, LLC) through the end of the Transition Period, on or as soon as practicable following such date, Earthstone shall pay such employee a lump-sum cash retention bonus in an amount equal to one month of such employee’s base salary or wages. In addition, each Hired Employee who remains an employee of Earthstone or its Subsidiaries (including Bold Operating, LLC) for a period of three months following the end of the Transition Period (the “Post-Transition Retention Period”) (or who is terminated without Cause during the Post-Transition Retention Period and signs and does not revoke a release of claims against Earthstone and Bold and their Affiliates in a form reasonably acceptable to each of Earthstone and Bold) shall receive an additional lump-sum cash retention bonus equal to three months of such employee’s base salary or wages, payable as soon as practicable after the end of the Post-Transition Retention Period, or such date of termination, if applicable.

(e)    From and after the Closing, if Earthstone elects to provide compensation or benefit plans or arrangements to Bold Employees as provided in Section 6.17(b), Earthstone shall give such Bold Employees receiving such benefits, as well as each Hired Employee that no longer receives benefits under 6.17(b), full credit for all purposes under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, and severance or separation pay plans) that are or in the future may be provided, sponsored, maintained or contributed to by Earthstone or any of its Affiliates in which such employees are eligible to participate for such employee’s service with Bold or its Affiliates, and with any predecessor employer, to the same extent recognized by Bold and its Affiliates, except to the extent such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt no Bold Employee will be eligible to participate in an Earthstone 401(k) Plan until he or she becomes a Hired Employee Notwithstanding the foregoing, in no event shall Earthstone be required to provide credit for such service for benefit accrual purposes under any defined benefit pension plan. In addition, to the extent the Bold Employee commences participation in any welfare benefit plan sponsored by Earthstone or its Affiliates during the plan year in which the Closing occurs, Earthstone shall (i) waive for each Bold Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under such plan(s) to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such employee under the terms of the corresponding benefit plan of Bold or its Affiliate, and (ii) give full credit to each Bold Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(f)    This Section 6.17 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.17, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.17. Nothing contained herein, express or implied, shall be construed to establish, amend or modify, or prevent the amendment, modification or termination of, any Benefit Plan or any other program, agreement or arrangement relating to compensation or employee benefits. The Parties hereto acknowledge and agree that the terms set forth in this Section 6.17 shall not create any right in any Bold Employee or any other Person to any continued employment with Earthstone, Bold Operating, LLC or any of their Affiliates or any compensation or benefits of any nature or kind whatsoever.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1    Mutual Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions precedent:

(a)    No Injunction. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(b)    Governmental Consents. All material consents and approvals of any Governmental Body required for the consummation of the transactions contemplated under this Agreement shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(c)    Earthstone Stockholder Approval. The Earthstone Stockholder Approval shall have been obtained in accordance with the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the bylaws of Earthstone; and

(d)    Listing of Class A Common Stock. The shares of Class A Common Stock deliverable upon redemption of the EEH-Bold Contributions Units as contemplated by the A&R EEH Agreement shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.

Section 7.2    Bold’s and Bold Sub’s Conditions to Closing. In addition to the conditions set forth in Section 7.1, the obligations of Bold and Bold Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Bold and Bold Sub) on or prior to the Closing of each of the following conditions precedent:

(a)    Representations of Earthstone. (i) The representations and warranties of Earthstone set forth in Section 3.1, Section 3.2 and Section 3.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Earthstone set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    Performance of Covenants. Earthstone, EEH and Lynden shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)    Representations of EEH. (i) The representations and warranties of EEH set forth in Section 4.1, Section 4.2 and Section 4.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of EEH set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)    Assignment of Earthstone Assets. Earthstone shall execute and deliver an assignment of membership interests or stock power, as applicable, in form and substance reasonably satisfactory to Bold to convey all of the outstanding equity interests in the Earthstone Assets to EEH and, as applicable, to admit, EEH as a substitute member of the applicable limited liability companies whose equity interests are conveyed;

(e)    Assignment of Lynden Assets. Lynden shall execute and deliver an assignment of membership interests, in form and substance reasonably satisfactory to Bold to convey all of the outstanding equity interests in the Lynden Assets and to admit EEH as a substituted member of Lynden Sub; and

(f)    Closing Deliverables. Each of Earthstone, EEH and Lynden shall have delivered to Bold each of the items required by Section 8.3, Section 8.4 and Section 8.5.

Section 7.3    EEH’s Conditions to Closing. In addition to the conditions set forth in Section 7.1, the obligations of EEH to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by EEH) on or prior to the Closing of each of the following conditions precedent:

(a)    Representations. (i) The representations and warranties of Bold and Bold Sub set forth in Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (ii) all other representations and warranties of Bold and Bold Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    Performance. Bold and Bold Sub shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)    Resignation of Bold Sub Directors and Officers. At Closing, all managers, directors and officers of Bold Sub shall resign, and EEH shall be appointed as manager of Bold Sub;

(d)    Assignment of Bold Assets. Bold shall execute and deliver an assignment of membership interests in form and substance reasonably satisfactory to Earthstone and EEH to convey all of the outstanding equity interests in the Bold Assets to EEH and, as applicable, to admit, EEH as a substitute member of Bold Sub; and

(e)    Closing Deliverables. Bold shall have delivered to EEH and Earthstone, as applicable, each of the items required by Section 8.2.

Section 7.4    Earthstone’s Conditions to Closing. In addition to the conditions set forth in Section 7.1, the obligations of Earthstone to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Earthstone) on or prior to the Closing of each of the following conditions precedent:

(a)    Representations. (i) The representations and warranties of Bold and Bold Sub set forth in Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (ii) all other representations and warranties of Bold and Bold Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    Performance. Bold and Bold Sub shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; and

(c)    Assignment of Bold Assets. Bold shall execute and deliver an assignment of limited liability company interests in form and substance reasonably satisfactory to Earthstone and EEH to convey all of the outstanding equity interests in the Bold Assets to EEH and, as applicable, to admit, EEH as a substitute member of Bold Sub.

(d)    Closing Deliverables. Bold shall have delivered to EEH and Earthstone, as applicable, each of the items required by Section 8.2.

Section 7.5    Lynden’s Conditions to Closing. In addition to the conditions set forth in Section 7.1, the obligations of Lynden to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Lynden) on or prior to the Closing of each of the following conditions precedent:

(a)    Representations. (i) The representations and warranties of Bold and Bold Sub set forth in Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (ii) all other representations and warranties of Bold and Bold Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    Performance. Bold and Bold Sub shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; and

(c)    Assignment of Bold Assets. Bold shall execute and deliver an assignment of membership interests in form and substance reasonably satisfactory to Earthstone and EEH to convey all of the outstanding equity interests in the Bold Assets to EEH and, as applicable, to admit, EEH as a substitute member of Bold Sub.

(d)    Closing Deliverables. Bold shall have delivered to EEH and Earthstone, as applicable, each of the items required by Section 8.2.

Section 7.6    Frustration of Closing Conditions(a). No Party hereto may rely on the failure of any condition set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.4 or Section 7.5, as the case may be, to be satisfied if the failure of such condition to be satisfied was caused by such Party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE 8

CLOSING

Section 8.1    Time and Place of Closing. Consummation of the transactions as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties, take place electronically via the exchange of documents in “portable document format” (“.pdf”) form, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Earthstone, EEH and Bold shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date”, subject to the Parties’ rights to terminate this Agreement under ARTICLE 9.

Section 8.2    Obligations of Bold at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 8.3, Section 8.4 and Section 8.5, Bold shall deliver or cause to be delivered:

(a)    to EEH, the assignment of the Bold Assets;

(b)    to Earthstone, the Bold Cash Payment;

(c)    to EEH, a counterpart of the A&R EEH Agreement, duly executed by Bold;

(d)    to Earthstone, counterparts of the Registration Rights Agreement, duly executed by Bold and its members;

(e)    to Earthstone, a counterpart of the Voting Agreement, duly executed by Bold;

(f)    to Earthstone, a counterpart of the Voting and Support Agreement, duly executed by Bold;

(g)    to Earthstone, counterparts of the Grant Agreements, duly executed by each of the individual parties thereto;

(h)    to Earthstone, a certificate duly executed by an authorized executive officer of Bold, dated as of the Closing Date, certifying on behalf of Bold that the conditions set forth in Section 7.4(a) and Section 7.4(b) have been fulfilled;

(i)    to EEH and Earthstone, an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Bold is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and

(j)    to EEH, a full release of liens, mortgages, security interests, pledges, restrictions or any other type of burden or encumbrance covering any interest in the assets held by Bold Sub, in a form reasonably satisfactory to EEH.

Section 8.3    Obligations of Earthstone at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 8.2, Section 8.4 and Section 8.5, Earthstone shall deliver or cause to be delivered:

(a)    to EEH, the assignment of the Earthstone Assets;

(b)    to EEH, a counterpart of the A&R EEH Agreement, duly executed by Earthstone;

(c)    to Bold, the Earthstone Shares;

(d)    to Bold, a duly executed copy of the A&R Certificate of Incorporation as filed with the Secretary of State;

(e)    to Bold, a counterpart of the Registration Rights Agreement, duly executed by Earthstone;

(f)    to Bold, a counterpart of the Voting Agreement, duly executed by Earthstone;

(g)    to Bold, counterparts of the Voting and Support Agreement, duly executed by Earthstone and Oak Valley;

(h)    to Bold, counterparts of the Grant Agreements, duly executed by Earthstone;

(i)    to Bold, a certificate duly executed by an authorized executive officer of Earthstone, dated as of the Closing Date, certifying on behalf of Earthstone that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled; and

(j)    to EEH and Bold, an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Earthstone is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 8.4    Obligations of EEH at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 8.2, Section 8.3 and Section 8.5, EEH shall deliver or cause to be delivered:

(a)    to Bold, the EEH-Bold Contribution Units;

(b)    to Earthstone, the EEH-Earthstone Contribution Units;

(c)    to Lynden, the EEH-Lynden Contribution Units;

(d)    to EEH and Bold, a counterpart of the A&R EEH Agreement, duly executed by EEH; and

(e)    to Bold, a certificate duly executed by an authorized executive officer of EEH, dated as of the Closing Date, certifying on behalf of EEH that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been fulfilled.

Section 8.5    Obligations of Lynden at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 8.2, Section 8.3 and Section 8.4, Lynden shall deliver or cause to be delivered:

(a)    to EEH, the Lynden Assets;

(b)    to EEH, a counterpart of the A&R EEH Agreement, duly executed by Lynden;

(c)    to Bold, with respect to any approvals received by Lynden pursuant to a filing or application under Section 6.2, copies of those approvals; and

(d)    all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by the other Parties.

ARTICLE 9

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Earthstone and Bold;

(b)    by either Earthstone or Bold:

(i)    if the Closing has not occurred on or before March 31, 2017 or such later date as shall be mutually agreed; provided, however, that if the SEC has not cleared the Proxy Statement by February 14, 2017, then either Party (provided that it has complied in all material respects with its obligations under Section 6.9(a)) may, by written notice to the other Party, extend such date to April 30, 2017; provided, further that no Party shall be entitled to terminate this Agreement under this clause (b)(i) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder;

(ii)    if any Order having the effect set forth in Section 7.1(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if such Order was due to the failure of such Party to perform any of its obligations under this Agreement; or

(iii)    if the Earthstone Stockholder Meeting shall have concluded and the Earthstone Stockholder Approval shall not have been obtained.

(c)    by Earthstone, if Bold shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Bold set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.4(a) or Section 7.4(b) and (B) is incapable of being cured, or is not cured, by Bold within thirty (30) days following receipt of written notice from Earthstone of such breach or failure; provided that Earthstone shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Earthstone is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by Bold:

(i)    if an Adverse Recommendation Change shall have occurred;

(ii)    prior to the receipt of the Earthstone Stockholder Approval, if Earthstone shall be in breach of its obligations pursuant to Section 6.3; or

(iii)    if Earthstone, EEH or Lynden shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Earthstone, EEH or Lynden set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and (B) is incapable of being cured, or is not cured, by Earthstone, EEH or Lynden, as applicable, within thirty (30) days following receipt of written notice from Bold of such breach or failure; provided that Bold shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) if Bold is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2    Ability to Terminate(a). No Party shall be entitled to terminate this Agreement under Section 9.1 if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 9.3    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.4 (Confidentiality), the provisions of this ARTICLE 9 and the provisions in ARTICLE 10, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party hereto or its respective directors, managers, officers and Affiliates, except Bold and/or Earthstone may have liability as provided in Section 9.4; provided, that nothing in this Section 9.3 shall relieve any Party of liability for Willful Breach or fraud, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 9.4    Fees and Expenses.

(a)    In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Earthstone Stockholders Meeting (or, if the Earthstone Stockholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 9.1(b)(i), Section 9.1(d)(ii) or Section 9.1(d)(iii)), (ii) this Agreement is terminated by Bold or Earthstone pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by Bold pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii), and (iii) Earthstone enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Earthstone shall pay the Termination Fee to Bold upon the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 6.3(e)(i), except that the references to “20%” shall be deemed to be references to “50%.”

(b)    In the event this Agreement is terminated by Bold pursuant to Section 9.1(d)(i), Earthstone shall pay to Bold, within two (2) Business Days after the date of termination, the Termination Fee.

(c)    Any payment of the Termination Fee shall be made in cash by wire transfer of immediately available funds to an account designated in writing by Bold, and in the event the Termination Fee is paid, the payment of such Termination Fee shall be the sole and exclusive remedy available to Bold, and, other than the provisions of this Section 9.4 relating to payment of the Termination Fee, Earthstone shall have no liability to any Bold of any kind in respect of this Agreement and the transactions contemplated hereby; provided that nothing herein shall release Earthstone from liability for Willful Breach or fraud. In no event shall Earthstone be required to pay the Termination Fee on more than one occasion.

(d)    In the event that Earthstone shall fail to pay the Termination Fee required pursuant to this Section 9.4 when due, such fee shall accrue interest for the period commencing on the date the Termination Fee became past due, at the prime rate of Citibank N.A. in effect on such date. The Parties acknowledge that the provisions of this Section 9.4 are an integral part of the transactions contemplated hereby and that, without these agreements, they would not enter into this Agreement.

(e)    The Parties agree that, subject to Section 9.4(c), the Parties shall have all available remedies, whether at law or in equity (including specific performance as set forth in Section 10.15), for any breach of this Agreement by the other Parties hereto.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 10.2    Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or email or by registered or certified mail, postage prepaid, as follows:

If to Earthstone, EEH, Lynden and Lynden Sub:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attn: Frank A. Lodzinski

Facsimile: (281) 298-4272

Email:

With a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Attn: Reid A. Godbolt

Facsimile: (303) 573-8133

Email: rgodbolt@joneskeller.com

If to Bold and Bold Sub:

Bold Energy III, LLC

600 N. Marienfeld, Suite 1000

Midland, Texas 79701

Attn: Joseph L. Castillo

Facsimile:

Email:

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Michael E. Dillard

Facsimile: (713) 546-5401

Email: michael.dillard@lw.com

Any Party may change its address for notice by providing notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile during normal business hours of the recipient, upon confirmation of transmission, or if sent by facsimile after normal business hours of the recipient, on the next Business Day, (c) if sent by email during normal business hours of the recipient, upon having obtained electronic delivery confirmation thereof, or if sent by email after normal business hours of the recipient, on the next Business Day, (d) if mailed, four (4) Business Days after the date of mailing to the address above or (e) if sent by overnight courier, one day after sending.

Section 10.3    Certain Fees. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 10.4    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)    Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing, the requirement that the Earthstone Stockholder Approval include the vote of a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby may not be waived.

Section 10.6    Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties, which consent may be withheld for any reason, and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Confidentiality Agreement, the Voting and Support Agreement and the documents to be executed hereunder and in connection herewith constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 10.9    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except as provided in Section 6.18 and Section 6.19 (which will be to the benefit of the Persons referred to in such Sections).

Section 10.10    Construction. The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) each Party and its counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 10.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE PARTIES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PARTIES, FOR ITSELF AND ON BEHALF OF THE MEMBERS OF BOLD, EEH AND THE EARTHSTONE SUBSIDIARIES, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.12    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE ALL CAPS FONT ARE “CONSPICUOUS” AND COMPLY WITH THE EXPRESS NEGLIGENCE RULE FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 10.13    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 10.14    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 10.15    Specific Performance. Each Party hereby acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Earthstone and Bold, and their Affiliates, is unique, that the other Party(ies) would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other Party(ies) not in default or in breach. Accordingly, except with respect to a valid termination of this Agreement pursuant to Article 9, each Party agrees that the other Party(ies) shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

EARTHSTONE:

EARTHSTONE ENERGY, INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

EEH:

EARTHSTONE ENERGY HOLDINGS, LLC

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

LYNDEN:

LYNDEN USA INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

LYNDEN SUB:

LYNDEN USA OPERATING, LLC

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

[Signature Page – Contribution Agreement]

BOLD:

BOLD ENERGY HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P., Sole Member of Bold Energy Holdings, LLC

By:	EnCap Equity Fund IX GP, L.P., General Partner of EnCap Energy Capital Fund IX, L.P.

By:	EnCap Investments L.P., General Partner of EnCap Equity Fund IX GP, L.P.

By:	EnCap Energy Capital Fund IX, L.P., General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

BOLD SUB:

BOLD ENERGY III LLC

By:	/s/ Joseph L. Castillo
Name:	Joseph L. Castillo
Title:	President

[Signature Page – Contribution Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN CONTRIBUTION AGREEMENT DATED AS OF NOVEMBER 7, 2016

DEFINITIONS

“A&R Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc., in substantially the form attached hereto as Exhibit A.

“A&R EEH Agreement” means the First Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC, in substantially the form attached hereto as Exhibit B.

“Acquisition Agreement” has the meaning set forth in Section 6.3(a).

“Adverse Recommendation Change” has the meaning set forth in Section 6.3(a).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternative Proposal” has the meaning set forth in Section 6.3(e)(i).

“Audited Bold Sub Financial Statements” has the meaning set forth in Section 5.6.

“Benefit Plan” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether written or oral, including, cash or equity or equity-based, deferred compensation, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, welfare, cafeteria, severance, retirement, pension, savings, or termination.

“Bold” has the meaning set forth in the Preamble of this Agreement.

“Bold Assets” means all of the membership interests of Bold Sub.

“Bold Benefit Plan” has the meaning set forth in Section 5.32(a).

“Bold Cash Payment” has the meaning set forth in Section 2.3.

“Bold Contribution” has the meaning set forth in Section 2.3.

“Bold Credit Facility” means the credit agreement, dated August 14, 2013, between Bold Sub and Wells Fargo Bank, N.A. and the lenders party thereto, as amended.

“Bold Disclosure Schedule” has the meaning set forth in ARTICLE 5.

“Bold Employees” has the meaning set forth in Section 6.17(a).

“Bold Properties” means the Properties of Bold and the Bold Subsidiaries.

“Bold Records” means all data, files or records in Bold’s or Bold Sub’s control or possession pertaining to the ownership and operation of the Bold Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order

Appendix A - 1

files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Bold Properties.

“Bold Sub” has the meaning set forth in the Preamble of this Agreement.

“Bold Sub Annual Financial Statements” has the meaning set forth in Section 5.6.

“Bold Sub Charter Documents” means the certificate of formation and limited liability company agreement of Bold Sub as currently in effect.

“Bold Sub Reserve Report” has the meaning set forth in Section 5.32.

“Bold Subsidiaries” means Bold Sub and Bold Operating, LLC, a Texas limited liability company.

“Business Day” means each calendar day except Saturdays, Sundays, and United States federal holidays.

“Cause” has the meaning set forth in Section 6.17(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Certificate of Incorporation” means that Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc., dated February 26, 2010, as amended by that Certificate of Amendment to the Certificate of Incorporation, dated December 20, 2010, the Certificate of Amendment dated December 19, 2014 and the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated October 22, 2015.

“Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of Earthstone, to be created under the A&R Certificate of Incorporation.

“Class B Common Stock” means the Class B Common Stock, $0.001 par value per share, of Earthstone, to be created under the A&R Certificate of Incorporation.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement dated December 8, 2015 between Earthstone and Bold Sub.

“Contribution” means the Earthstone Contribution together with the Bold Contribution and the Lynden Contribution.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Earthstone” has the meaning set forth in the Preamble of this Agreement.

“Earthstone Assets” means (i) all of the membership interests of Earthstone Operating, LLC, Sabine River Energy, LLC, EF Non-Op, LLC, Earthstone GP, LLC, and (ii) $36,071 cash from the sale of Class B shares to Bold.

Appendix A - 2

“Earthstone Benefit Plan” has the meaning set forth in Section 3.37(a).

“Earthstone Board” means the Board of Directors of Earthstone.

“Earthstone Board Recommendation” has the meaning set forth in Section 6.9(b).

“Earthstone Common Stock” means the shares of common stock, $0.001 par value per share, of Earthstone, that are listed for trading on the NYSE MKT.

“Earthstone Contribution” has the meaning set forth in Section 2.1.

“Earthstone Credit Facility” means the credit agreement dated as of December 19, 2014 and as amended on December 1, 2015, May 18, 2016 and July 27, 2016, among Earthstone, BOKF, NA dba Bank of Texas, a national banking association, as Administrative Agent, Wells Fargo Bank, National Association, and the lenders and guarantors party thereto.

“Earthstone Disclosure Schedule” has the meaning set forth in ARTICLE 3.

“Earthstone Fairness Opinion” means an opinion of Stephens, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Bold Contribution is fair, from a financial point of view, to Earthstone.

“Earthstone Financial Statements” has the meaning set forth in Section 3.6.

“Earthstone Interim Financial Statements” has the meaning set forth in Section 3.7.

“Earthstone Material Contracts” has the meaning set forth in Section 3.25.

“Earthstone Notice” has the meaning set forth in Section 6.3(d).

“Earthstone Preferred Stock” has the meaning set forth in Section 3.2(a).

“Earthstone Properties” means the Properties of Earthstone and the Earthstone Subsidiaries.

“Earthstone Records” means all data, files or records in Earthstone’s control or possession pertaining to the ownership and operation of the Earthstone Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Earthstone Properties.

“Earthstone Reserve Report” has the meaning set forth in Section 3.32.

“Earthstone Shares” means 36,070,828 shares of Class B Common Stock.

“Earthstone Special Committee” means the special committee of the Earthstone Board.

“Earthstone Stockholder Approval” means the affirmative vote or consent of (a) at least a majority of the outstanding shares of Earthstone Common Stock in favor of adoption of the A&R Certificate of Incorporation; (b) at least a majority of the outstanding shares of Earthstone Common Stock that are represented in person or by proxy at the Earthstone Stockholders Meeting in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Earthstone Contribution; (c) at least a majority of the outstanding shares of Earthstone Common Stock that are represented in person or by proxy at the Earthstone Stockholders Meeting in favor of the issuance of the Earthstone Shares; and (d) a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Earthstone Contribution.

Appendix A - 3

“Earthstone Stockholders” means the stockholders of Earthstone.

“Earthstone Stockholders Meeting” has the meaning set forth in Section 6.9(b).

“Earthstone Subsidiaries” means Earthstone Operating, LLC, Sabine River Energy, LLC, EF Non-Op, LLC, Basic Petroleum Services, Inc., Earthstone GP, LLC, Lynden Energy Corp., Lynden and Lynden Sub.

“EEH” has the meaning set forth in the Preamble of this Agreement.

“EEH-Bold Contribution Units” means 36,070,828 EEH Units.

“EEH-Earthstone Contribution Units” means 16,423,849 EEH Units.

“EEH-Lynden Contribution Units” means 5,865,328 EEH Units.

“EEH Units” means the units representing limited liability company interests in EEH.

“EnCap Fund IX” has the meaning set forth in the Recitals.

“Encumbrance” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Laws” means, all Laws related to pollution, the protection of the environment, the presence, Release, threatened Release, generation, recycling, disposal or treatment of Hazardous Substances, protection of human health and safety (to the extent related to the exposure to Hazardous Substances) including, but not limited to, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FERC” has the meaning set forth in Section 3.27.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, arbitral body, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body.

Appendix A - 4

“Grant Agreements” means those certain Grant Agreements, dated as of the Closing Date and effective as of immediately following the Closing, by and between Earthstone and each of the individuals set forth on Section 8.2(i) of the Earthstone Disclosure Schedule, pursuant to which Earthstone will grant, pursuant to the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan, an aggregate of 150,000 fully vested shares of Class A Common Stock to the individuals and in the amounts set forth on Section 8.2(i) of the Earthstone Disclosure Schedule;

“Hazardous Substances” means any substance or waste that is listed, defined, designated, classified as, or otherwise determined to be hazardous, extremely hazardous, toxic, radioactive, a pollutant or a contaminant under or pursuant to any Law.

“Hired Employees” has the meaning set forth in Section 6.17(a).

“Hydrocarbons” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and hydrocarbons and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all Hydrocarbons leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, Hydrocarbons sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including Wells, well equipment and machinery), Hydrocarbons production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Imbalances” means any imbalance (a) at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of a party therein and the shares of production from relevant Well or (b) at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to a party and the Hydrocarbons actually delivered on behalf of a party at that point.

“Indemnified Person” has the meaning set forth in Section 6.16(a)(i).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Earthstone Special Committee as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Earthstone Special Committee prior to obtaining the Earthstone Stockholder Approval; provided, however, that such event, fact, circumstance, development or occurrence shall not constitute an Intervening Event unless such Intervening Event has a Material Adverse Effect; provided, further, that under no circumstances shall any event,

Appendix A - 5

fact, circumstance, development or occurrence relating to the expectation, discovery or development of Hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any Subject Oil and Gas Interests constitute or contribute towards an Intervening Event.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to Earthstone, information personally known by Frank A. Lodzinski, Neil K. Cohen and Robert Anderson, (b) with respect to EEH, information personally known by Frank A. Lodzinski and Robert Anderson, (c) with respect to Bold, information personally known by Joseph Castillo, David Cox or James Lawrence, and (d) with respect to Bold Sub, information personally known by Joseph Castillo, David Cox or James Lawrence.

“Lands” has the meaning set forth under the definition of Properties.

“Laws” means all Permits, statutes, rules, regulations, ordinances, common law, Orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth under the definition of Properties.

“Lynden” has the meaning set forth in the Preamble of this Agreement.

“Lynden Assets” means all of the membership interests of Lynden Sub.

“Lynden Contribution” has the meaning set forth in Section 2.2.

“Lynden Reserve Report” has the meaning set forth in Section 3.32.

“Lynden Sub” has the meaning set forth in the Preamble of this Agreement.

“Majority of the Disinterested” means the approval of a majority of the outstanding shares of Earthstone Common Stock that are represented in person or by proxy at the Earthstone Stockholders Meeting, excluding shares held by Oak Valley and the executive officers of Earthstone.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event, development, circumstance, condition, occurrence or combination of the foregoing that, individually or in the aggregate, has had or would reasonably be expected to have (i) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (ii) a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events, developments, circumstances, conditions or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (a) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (b) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (c) any change in the market price or trading volume of Earthstone Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (e) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (f) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (g) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that any change, effect, event, development, circumstance, condition or occurrence referred to in clause (a), (d) or (g) shall be taken into

Appendix A - 6

account for purposes of determining whether there has been a Material Adverse Effect if and to the extent that such change, effect, event, development, circumstance, condition or occurrence disproportionately adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.

“NGA” has the meaning set forth in Section 3.27.

“Oak Valley” has the meaning set forth in the Recitals.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Body.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permanent Offer” has the meaning set forth in Section 6.17(a).

“Permanent Offered Employees” has the meaning set forth in Section 6.17(a).

“Permits” means any permits, approvals or authorizations by, or filings with, a Governmental Body.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Proceeding” has the meaning set forth in Section 6.16(a)(ii).

“Properties” means all of the assets of the Party and its Subsidiaries, including, without limitation, all of the Party’s right and title to, and interest in the following assets and properties:

(a) (i) the oil, gas and/or mineral leases and fee interests, including any ratifications, extensions and amendments thereof (as so limited, the “Leases”) and (ii) the lands covered by the Leases (the “Lands”), including (A) all properties and rights incident to the Leases and Lands and (B) any fee mineral interest, fee royalty interests, oil, gas and/or mineral leases, royalties, overriding royalties, production payments and net profits interests covering or arising out of the Lands, in each case, together with any and all leasehold interests and other rights, titles and interests of the respective Party in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);

(b) all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases, the Lands or the Unit Interests, including all of the wells (the “Wells”, and, together with the Lands, the Leases, and the Unit Interests, the “Subject Oil and Gas Interests”);

(c) all agreements and contracts related to the Subject Oil and Gas Interests;

(d) all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property;

(e) all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, Orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Body that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property that may be transferred under applicable Law;

Appendix A - 7

(f) all rolling stock, equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases or the Lands and primarily used (or held for use) in connection with the use, ownership or operation of the Subject Oil and Gas Interests, including flow lines, pipelines, gathering, treatment, processing and storage systems, produced and fresh water pipelines, salt water disposal wells, gas lift systems, well pads, caissons, tank batteries, compressors, equipment inventory (other than any equipment inventory consumed in the ordinary course prior to the Closing) (collectively, the “Tangible Property”);

(g) all of the data, including any geophysical or other seismic or related technical data, files, records, maps and information, whether held in hard copy or electronic format, in the respective Party’s possession or control that are primarily related to any of the assets and properties described in this definition, including all land, title and contract files and operations, accounting, environmental, production and Tax records with respect to such properties and assets but only to the extent not subject to legal privilege of an un-affiliated third-Person or contractual restrictions on disclosure or transfer;

(h) the fee surface rights in the Lands;

(i) the emission reduction credits, emission offsets or similar credits (whether under voluntary or mandatory programs) held by the respective Party that are related to local, state or federal air quality Laws, regulations or plans;

(j) all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Closing Date to the extent such rights, claims, and causes of action relate to any of the Properties.

(k) all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any production taxes; and

(l) all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Properties and properties described in this definition.

“Proxy Statement” has the meaning set forth in Section 3.5.

“Qualifying Permanent Offer” has the meaning set forth in Section 6.17(a).

“Registration Rights Agreement” has the meaning set forth in Section 6.10.

“Regulatory Agencies” has the meaning set forth in Section 3.27.

“Rejecting Employees” has the meaning set forth in Section 6.17(a).

“Release” means the disposing, discharging, injecting, spilling, leaking, pumping, leaching, dumping, emitting, escaping or emptying into or upon any air, soil, sediment, subsurface strata, surface water or groundwater.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of an interest in a Party; (b) any consultant, advisor or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Properties, including any consultant retained by such bank, other financial institution or entity.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

“SEC Filings” has the meaning set forth in Section 3.34.

“Secretary of State” means the Secretary of State of the State of Delaware.

Appendix A - 8

“Securities” means any class or series of equity interest in a Party, including without limitation, the Earthstone Common Stock, the EEH Units, the limited liability company interests of each limited liability company that is a Subsidiary of any Party and the common stock of each corporation that is a Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Stephens” has the meaning set forth in Section 3.13.

“Subject Oil and Gas Interests” has the meaning set forth under the definition of Properties.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Superior Proposal” has the meaning set forth in Section 6.3(e)(ii).

“Tangible Property” has the meaning set forth under the definition of Properties.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, gross receipts, goods and services, registration, capital, transfer, employment, estimated or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“Termination Fee” means an amount, in cash, equal to $5,500,000.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, however, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the transactions contemplated hereby.

“Transition Period” has the meaning set forth in Section 6.17(a).

“Transitional Employees” has the meaning set forth in Section 6.17(a).

“Unaudited Bold Sub Financial Statements” has the meaning set forth in Section 5.6.

“Unit Interests” has the meaning set forth under the definition of Properties.

“Voting Agreement” has the meaning set forth in Section 6.15.

“Voting and Support Agreement” has the meaning set forth in the Recitals.

“Wells” has the meaning set forth under the definition of Properties.

Appendix A - 9

“Willful Breach” means (a) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (b) the failure by any Party to consummate the transactions contemplated hereby after all of the conditions set forth in ARTICLE 7 have been satisfied or waived (by the Party entitled to waive any such applicable conditions).

Appendix A - 10

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Exhibit A

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The undersigned, acting on behalf of Earthstone Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

The name of the Company is Earthstone Energy, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 1969, and was amended on August 14, 1969, January 28, 1971, August 23, 1972, January 22, 1973, May 12, 1981, November 20, 1986, and July 1, 1996.

The Company filed its Amended and Restated Certificate of Incorporation on February 26, 2010 (the “Amended and Restated Certificate of Incorporation”). The Company amended the Amended and Restated Certificate of Incorporation on December 20, 2010, December 19, 2014, and October 22, 2015.

This Second Amended and Restated Certificate of Incorporation of the Company as set forth below was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

NAME

The name of the Company is Earthstone Energy, Inc.

ARTICLE 2

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE 4

CAPITAL STOCK

4.1    Common Stock.

(a)     The total number of shares of common stock, par value $0.001 per share, that the Company is authorized to issue is [●], classified as (i) [●] shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”) and (ii) [●] shares of Class B common stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(b)    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock

Exhibit A - 1

shall vote together as a single class). Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A Common Stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto. Holders of Class B Common Stock as such shall not be entitled to receive dividends or distributions of assets upon dissolution or liquidation of the Company.

(c)    Effective upon the filing of this Second Amended and Restated Certificate of Incorporation, (the “Conversion Time”), each one (1) share of the Company’s common stock, par value $0.001 per share (“Old Common Stock”), issued and outstanding immediately prior to the Conversion Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified as converted into one (1) share of Class A Common Stock, par value $0.001 per share, of the Company. Certificates that previously evidenced shares of Old Common Stock shall, after the Conversion Time, represent the number of shares of Class A Common Stock into which the shares of Old Common Stock evidenced by such certificate were converted pursuant hereto.

(d)    Shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the First Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC dated as of             , 2016, as the same may be amended from time to time (the “LLC Agreement”). The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such exchange of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class B Common Stock upon such exchange, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Company. All shares of Class A Common Stock that shall be issued upon any such exchange will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

4.2    Preferred Stock.

(a)    The total number of shares of preferred stock, par value $0.001 per share, that the Company is authorized to issue is 20,000,000.

(b)    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i)    The designation of the series and the number of shares to constitute the series.

(ii)    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii)    Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

Exhibit A - 2

(iv)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi)    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii)    The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii)    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.”

ARTICLE 5

DIRECTORS

5.1    Authority, Number and Election of Directors. The affairs of the Company shall be conducted by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws of the Company and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that, except as otherwise provided in this Article 5, the number of directors shall not be less than three (3) or more than nine (9). Election of directors need not be by written ballot except and to the extent provided in the bylaws. Commencing with the election of directors at the 2017 Annual Meeting of Stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. Initial class assignments shall be determined by the Board of Directors. At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term except that, initially, the director elected to Class I will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2019; the director elected to Class II will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2017; and the director elected to Class III will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2018. If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

In the event the holders of any class or series of preferred stock shall be entitled, by a separate class vote, to elect directors as may be specified pursuant to Article 4, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of preferred stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article 5.

5.2    Quorum. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Second Amended and Restated Certificate of Incorporation or in the bylaws with respect to filling vacancies.

5.3    Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

Exhibit A - 3

ARTICLE 6

BYLAWS

Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Company.

ARTICLE 7

LIABILITY OF DIRECTORS

7.1    General. To the fullest extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director of the Company is eliminated, provided that such provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

7.2    Amendment. No amendment, modification or repeal of this Article 7, nor the adoption of any provision of the Company’s Second Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE 8

INDEMNIFICATION

8.1    General. The Company shall indemnify to the fullest extent permitted by and in the manner permissible under the DGCL, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that except for a suit by a person against the Company to recover indemnified amounts, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

8.2    Nonexclusivity. The right to indemnification in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Second Amended and Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article 8 shall in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification. “Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant and otherwise has no material interest in the matter as determined by the Board.

8.3    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Exhibit A - 4

8.4    Indemnification of Other Persons. The Company may grant rights to indemnification to any present or former employee or agent of the Company or any predecessor of the Company to the fullest extent of the provisions of this Article 8 with respect to the indemnification of directors and officers of the Company.

ARTICLE 9

AMENDMENTS

Subject to Article 11, the Company reserves the right to alter, amend, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE 10

STOCKHOLDERS

10.1    Meetings. Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. Each meeting of stockholders will be held on the date and at the time and place determined by the Board of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of the stockholders may be called by an officer of the Company only upon the written request of a majority of the Board of Directors.

10.2    Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal executive offices, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE 11

VOTING REQUIREMENT

Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or of the bylaws (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Second Amended and Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66- 2⁄3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 7, 8 or 11 of this Second Amended and Restated Certificate of Incorporation.

[Remainder of Page Intentionally Left Blank]

Exhibit A - 5

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Second Amended and Restated Certificate of Incorporation the     day of             , 20    .

EARTHSTONE ENERGY, INC.

Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

Exhibit A - 6

EXHIBIT B

Form of

First Amended and Restated Limited Liability Company Agreement of

Earthstone Energy Holdings, LLC

Exhibit B

EXHIBIT C

Form of Registration Rights Agreement

Exhibit C

EXHIBIT D

Form of Voting Agreement

Exhibit D

EXHIBIT E

Voting and Support Agreement

Exhibit E

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EARTHSTONE ENERGY HOLDINGS, LLC

DATED AS OF

THE LIMITED LIABILITY COMPANY INTERESTS IN EARTHSTONE ENERGY HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Exhibit B - i

Exhibit B - ii

LIST OF EXHIBITS AND SCHEDULES:

Exhibit A	Initial Issuances and Contributions
Exhibit B	Units
Exhibit C	Class A Conversion Date Capital Account Balances

Exhibit B - iii

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EARTHSTONE ENERGY HOLDINGS, LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of             , by and among EARTHSTONE ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on November 3, 2016, and is currently governed by the Limited Liability Company Agreement, dated as of November 3, 2016 of the Company (the “Existing LLC Agreement”);

WHEREAS, the Company, Earthstone Energy, Inc., a Delaware corporation (“PubCo”), Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company (“Lynden Sub”), Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and Bold Energy III, LLC, a Texas limited liability company (“Bold Sub”) have entered into a Contribution Agreement dated November 7, 2016 (the “Contribution Agreement”), under which among other things, PubCo, Lynden, Bold and Bold Sub will undertake certain transactions and PubCo, Lynden and Bold will contribute assets to the Company;

WHEREAS, pursuant to the terms of the Contribution Agreement, the parties thereto have agreed to consummate the reorganization of the Company contemplated by the Contribution Agreement and to take the other actions contemplated in such Contribution Agreement (collectively, the “Reorganization”);

WHEREAS, in connection with the Reorganization, PubCo is entering into a recapitalization transaction, pursuant to which its existing shares of common stock will be converted into shares of Class A Stock, as defined below (the “Class A Conversion”);

WHEREAS, in connection with the Class A Conversion, Bold shall purchase shares of Class B Stock (as defined below) of PubCo (the “Class B Purchase”) directly from PubCo for cash, all as more particularly described in Exhibit A hereto;

WHEREAS, in connection with the Reorganization, following the Class A Conversion and pursuant to the Contribution Agreement, PubCo and Lynden are contributing all of their assets to the Company in exchange for a number of Units equal to the number of shares of Class A Stock issued in the Class A Conversion;

WHEREAS, pursuant to the Contribution Agreement, Bold is contributing all of its assets to the Company in exchange for Units;

WHEREAS, each Unit may be redeemed, at the election of a Redeeming Member (together with the transfer and surrender by such Redeeming Member of one share of Class B Stock), for one share of Class A Stock in accordance with the terms and conditions of this Agreement;

WHEREAS, the Members of the Company desire that PubCo become the sole managing Member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);

Exhibit B - 1

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby amend and restate the Existing LLC Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. (a) As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” is defined in Section 1011 of the Code.

Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

a.	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain ; and

b.	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Available Cash” means the amount of cash on hand (including cash equivalents and temporary investments of Company cash) from time to time in excess of amounts required, as determined by the Managing Member, to pay or provide for payment of existing and projected obligations, capital expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies, and taking into account any restrictions contained in any agreement to which the Company is bound.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

Exhibit B - 2

“Bold” is defined in the recitals to this Agreement.

“Bold Sub” is defined in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Election Notice” is defined in Section 4.7(f)(ii).

“Call Right” is defined in Section 4.7(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contributions were made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.7(a)(iv).

“Cash Election Amount” means with respect to a particular Redemption on any Redemption Date, an amount of cash equal to the number of shares of Class A Stock that would be received in such Redemption multiplied by the Class A VWAP Price.

“Class A Conversion” is defined in the recitals to this Agreement.

“Class A Conversion Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date hereof, the amount or deemed value of which is set forth on Exhibit A.

“Class A Stock” means, as applicable, (i) the Class A Common Stock, par value $0.001 per share, of PubCo or (ii) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A VWAP Price” means the (i) the volume weighted average price of a share of Class A Stock for the ten (10) trading days ending on and including the trading day prior to the Redemption Notice Date, as reported by Bloomberg, L.P., or its successor, or (ii) in the event the shares of Class A Stock are not then publicly traded, the value, as reasonably determined by PubCo in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Class B Purchase” is defined in the recitals to this Agreement.

“Class B Stock” means, as applicable, (i) the Class B Common Stock, par value $0.001 per share, of PubCo or (ii) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

Exhibit B - 3

“Commission” means the U.S. Securities and Exchange Commission.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.702-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Contribution Agreement” is defined in the recitals to this Agreement.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“De Minimis Member” means any Member who owns and has, for a period of no less than six (6) months, owned fewer than 1,000 Units and shares of Class B Stock.

“De Minimis Redemption Right” is defined in Section 4.7(f)(iii).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 7.9.

“Effective Time” means 12:01 a.m. Central Time on the date of the closing of the Class A Reorganization.

Exhibit B - 4

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

a.	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

b.	the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

c.	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

Exhibit B - 5

d.	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 5.2(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

e.	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 12.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Events” is defined in Section 11.1.

“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

Exhibit B - 6

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member; (b) any partner, shareholder or member of such Member, (c) any successor entity of such Member; (d) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (e) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (f) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

a.	any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

b.	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

c.	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

d.	gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

e.	Gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

Exhibit B - 7

f.	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

g.	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

h.	any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of the Managing Member, including the Class A Stock and Class B Stock.

“PubCo Offer” is defined in Section 4.7(g).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (ii) any merger, consolidation or other combination involving PubCo, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redemption” is defined in Section 4.7(a)(i).

“Redemption Date” means (i) (x) if the Company has not made a valid Cash Election with respect to the relevant Redemption, the date that is three (3) Business Days after the Redemption Notice Date or (y) if the Company has made a valid Cash Election with respect to the relevant Redemption, the date that is the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in any event no more than 10 days after the Redemption Notice Date), or (ii) such later date specified in or pursuant to the Redemption Notice.

“Redemption Notice” is defined in Section 4.7(a)(iii).

“Redemption Notice Date” is defined in Section 4.7(a)(iii).

“Redeeming Member” is defined in Section 4.7(a)(iii).

“Regulatory Allocations” is defined in Section 5.2(i).

“Reorganization” is defined in the recitals to this Agreement.

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of law, including court decisions, regulations and administrative guidance.

Exhibit B - 8

“Retraction Notice” is defined in Section 4.7(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Simulated Basis” means the Gross Asset Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Matters Member” is defined in Section 10.4.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.7(a)(iii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Units” means the Units representing limited liability company interests in the Company and designated as “Units” herein and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

Exhibit B - 9

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2     Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.	the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

b.	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

c.	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

d.	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

e.	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

f.	“or” is not exclusive;

g.	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

h.	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1     Formation. The Company has been formed and hereby continues as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2     Filing. The Company’s Certificate of Formation has been executed and filed with the Secretary of State of the State of Delaware by an “authorized person” of the Company in accordance with the Act, such execution and filing being hereby ratified and approved in all respects. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3     Name. The name of the Company is “Earthstone Energy Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4     Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Delaware 19901, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5     Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Exhibit B - 10

Section 2.6     Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7     Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8     Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

REORGANIZATION TRANSACTIONS

Section 3.1     Transactions In Connection With the Class A Reorganization.

a.	Effective immediately prior to the Effective Time, the Members agreed to (i) amend and restate the Existing LLC Agreement and adopt this Agreement; (ii) consummate the recapitalization of the Company contemplated by Article II of the Contribution Agreement; and (iii) take the other actions contemplated in the Contribution Agreement. Immediately following such amendment and restatement, the Members of the Company and the Units held by each such Member were as set forth on Exhibit A hereto.

b.	Effective immediately following the Effective Time, PubCo will consummate the Class A Conversion and PubCo and Bold will consummate the Class B Purchase.

c.	Immediately following the consummation of the Class A Conversion and Class B Purchase, and in accordance with the terms of the Contribution Agreement, (i) PubCo and Lynden will contribute, transfer, assign and deliver all of their right, title and interest in all of their assets, as more particularly described in Exhibit A, and (ii) Bold will contribute, transfer, assign and deliver all of its right, title and interest in all of its assets, as more particularly described in Exhibit A, to the Company in exchange for the number of Units set forth opposite such party’s name in Exhibit A.

d.	The total number of Units issued and outstanding and held by the Members immediately following the consummation of the transactions contemplated by Sections 3.1(b)-(d) of this Agreement is set forth on Exhibit B hereto (as amended from time to time in accordance with the terms of this Agreement).

ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1     Authorized Units; General Provisions With Respect to Units.

a.	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants.

Exhibit B - 11

b.	Each outstanding Unit shall be identical (except as otherwise provided in Section 4.3).

c.	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

d.	The total number of Units issued and outstanding and held by the Members is set forth on Exhibit B (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

e.	If at any time PubCo issues a share of its Class A Stock or any other Equity Security of PubCo (other than shares of Class B Stock), (i) the Company shall concurrently issue to PubCo one Unit (if PubCo issues a share of Class A Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued, and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo for such share of Class A Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Units (and shares of Class B Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Units in connection therewith, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such purchase. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Stock, such Class A Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 4.7, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of shares of PubCo’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo issues Debt Securities, PubCo shall transfer to the Company (in a manner to be determined by the Manager Member in its reasonable discretion) the proceeds received by PubCo in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

f.

PubCo or any of its Subsidiaries, other than the Company, may not redeem, repurchase or otherwise acquire (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) except pursuant to Section 4.7, any Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from PubCo or any of

Exhibit B - 12

its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

g.	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2     Voting Rights. No Member has any voting or consent right except with respect to those matters expressly requiring the approval of Members under this Agreement. Each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3     Capital Contributions; Unit Ownership.

a.	Capital Contributions. Each Member named on Exhibit C shall be credited with the Class A Conversion Date Capital Account Balance set forth on Exhibit C in respect of its Interest specified thereon. Except as otherwise set forth in Section 4.1(e), no Member shall be required to make additional Capital Contributions.

b.

Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibits B and C to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including

Exhibit B - 13

Section 12.1) if such amendment is necessary in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

Section 4.4     Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. The Capital Account balance of each of the Members as of the date hereof is its respective Class A Conversion Date Capital Account Balance set forth on Exhibit C. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.5     Reserved.

Section 4.6     Other Matters.

a.	No Member shall demand or receive a return on or of its Capital Contributions or resign from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

b.	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or otherwise contemplated by this Agreement.

c.	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

d.	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

e.	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.7     Redemption of Units.

a.	(i) Each Redeeming Member shall be entitled to cause the Company to redeem, at any time and from time to time, all or any portion of such Member’s Units (together with the transfer and surrender of the same number of shares of Class B Stock) for an equivalent number of shares of Class A Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 4.7(a)(iv), cash equal to the Cash Election Amount calculated with respect to such Redemption, upon the terms and subject to the conditions set forth in this Section 4.7. Upon the Redemption by a Member of all of its Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

Exhibit B - 14

(ii) Each Redeeming Member shall be permitted to effect a redemption of Units pursuant to Section 4.7(a)(i) that involves less than 25% of its Units no more frequently than on a quarterly basis; provided, however, that if a Redeeming Member provides a Redemption Notice with respect to all of the Units held by such Redeeming Member, such Redemption may occur at any time, subject to this Section 4.7; provided, further, that the Managing Member may, in its sole discretion and at any time, permit any Member to effect a redemption of a lesser number of Units.

(iii) In order to exercise the redemption right under Section 4.7(a)(i), the redeeming Member (the “Redeeming Member”) shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating (i) the number of Units (together with the transfer and surrender of an equal number of shares of Class B Stock) the Redeeming Member elects to have the Company redeem, (ii) if the shares of Class A Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Stock are to be issued, and (iii) if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (i) of the definition of Redemption Date. If the Units to be redeemed (or the shares of Class B Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or shares of Class B Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units and any certificate for shares of Class B Stock (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 1:00 p.m., Houston time, on the second Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event a De Minimis Redemption Right is exercised or PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo, as a sale of the Redeeming Member’s Units (together with the same number of shares of Class B Stock) to PubCo in exchange for shares of Class A Stock or cash, as applicable. Accordingly, for purposes of clarity, the parties agree that any Redemption shall be treated as a transfer of an interest in a partnership by sale or exchange within the meaning of Code Section 743(b), as applicable.

b.

(i) The Redemption shall be completed on the Redemption Date; provided that the Company, PubCo and the Redeeming Member may change the number of Units specified in the Redemption Notice to be redeemed and/or the Redemption Date to another number and/or date by unanimous agreement signed in writing by each of them; provided further that a Redemption Notice may specify that the Redemption is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Stock for which the Units are redeemable, or the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for

Exhibit B - 15

or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Redemption with respect to which the Company has made a valid Cash Election. Provided the Company has not made a valid Cash Election, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to the Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.7(b)(i) or PubCo has elected its Call Right pursuant to Section 4.7(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Units to be redeemed (and a corresponding number of shares of Class B Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.7(a)(i), (C) the Company shall (x) cancel the redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.7(a)(i), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 4.7(b) and the number of redeemed Units, (D) the Company shall issue to PubCo a number of Units equal to the number of Units surrendered by the Redeeming Member, and (E) PubCo shall cancel the surrendered shares of Class B Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by PubCo of a number of shares of Class A Stock equal to the number of Units and Class B Stock to be redeemed with such cash; provided that PubCo’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Stock in accordance with Section 7.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

c.	If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the shares of Class A Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend, or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

Exhibit B - 16

d.	PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Stock or other Equity Securities, such number of shares of Class A Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of a Redemption by delivery of shares of Class A Stock or other Equity Securities that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock and other Equity Securities that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock or other Equity Securities are listed on a National Securities Exchange, PubCo shall use its commercially reasonable efforts to cause all shares of Class A Stock and such other Equity Securities issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

e.	The issuance of shares of Class A Stock or other Equity Securities upon an Exchange shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Stock or other Equity Securities are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

f.	(i) Notwithstanding anything to the contrary in this Section 4.7, but subject to Section 4.7(g), a Redeeming Member shall be deemed to have offered to sell its Units as described in the Redemption Notice to PubCo, and PubCo may, in its sole discretion, by means of delivery of Call Election Notice in accordance with, and subject to the terms of, Section 4.7(f), elect to purchase directly and acquire such Units (together with the transfer and surrender of the same number of shares of Class B Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Class A Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.7(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Stock (the “Call Right”), whereupon PubCo shall acquire the Units offered for Redemption by the Redeeming Member (together with the transfer and surrender of the same number of shares of Class B Stock) and shall be treated for all purposes of this Agreement as the owner of such Units and shares of Class B Stock.

(ii) PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by Section 4.7(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(iii) Notwithstanding anything to the contrary in this Section 4.7, but subject to Section 4.7(f)(i), the Company may, at any time and from time to time, in its sole discretion, deliver written notice to any De Minimis Member setting forth the Company’s election to exercise its right to redeem all, but not less than all, of such De Minimis Member’s Units (together with the transfer and surrender of the same number of shares of Class B Stock) (a “De Minimis Redemption Right”) as if the applicable De Minimis Member provided a Redemption Notice hereunder. An exercise of a De Minimis Redemption Right shall be consummated pursuant to the same timeframe and in the same manner as a Redemption would have been consummated under Section 4.7(f)(i) above.

g.

In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, the Members (other than PubCo) shall be permitted to participate in such PubCo Offer by delivery of a contingent Redemption Notice in accordance with the second proviso of Section 4.7(b)(i). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to

Exhibit B - 17

participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Stock without discrimination; provided that, without limiting the generality of this sentence, PubCo will use its commercially reasonable efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer without being required to redeem Units (or, if so required, to ensure that any such Redemption shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer). In no event shall Members (other than PubCo) be entitled to receive in such PubCo Offer aggregate consideration for each Unit that is greater than the consideration payable in respect of each share of Class A Stock in connection with a PubCo Offer.

h.	No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Units so redeemed in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by an Redeeming Member to receive shares of Class A Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by such Redeeming Member and on shares of Class A Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

i.	Any Units acquired by the Company under this Section 4.7 and transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall be automatically admitted as a member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.7 in connection with any Redemption).

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1     Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.5, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Sections 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (b) the sum of (i) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets and (ii) the amount, if any, any such Member is treated as obligated to contribute to the Company computed immediately after the hypothetical sale of assets.

Section 5.2     Special Allocations.

a.	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members in the manner excess nonrecourse liabilities of the Company are allocated pursuant to Section 5.5(c). The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

Exhibit B - 18

b.	Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

c.	Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

d.	Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

e.	Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

f.	Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

g.

If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member

Exhibit B - 19

would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

h.	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

i.	Simulated Depletion for each Depletable Property, and Simulated Loss upon the Disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

j.	The allocations set forth in Sections 5.2(a) through 5.2(i) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3     Allocations for Tax Purposes in General.

a.	Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

b.	In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulations Section 1.704-3(c), or such other method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

c.	Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable law.

d.	Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

e.	If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Exhibit B - 20

Section 5.4     Income Tax Allocations with Respect to Depletable Properties.

a.	Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

b.	For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

c.	The allocations described in this Section 5.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

d.	Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

Exhibit B - 21

Section 5.5     Other Allocation Rules.

a.	The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

b.	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2, 5.3 and 5.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Sections 4.4, 5.1, 5.2, 5.3 or 5.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

c.	All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

d.	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations.

ARTICLE VI

DISTRIBUTIONS

Section 6.1     Distributions.

a.	Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Section 7.4 or Section 7.9 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(ii); and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

b.	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

c.

Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a

Exhibit B - 22

distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting deemed gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2     Tax-Related Distributions. The Company shall make distributions to all Members on a pro rata basis, in accordance with the number of Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo to timely satisfy all of the U.S. federal, state and local and non-U.S. tax liabilities of PubCo, Lynden Energy Corp., a corporation existing under the laws of British Columbia and a wholly owned subsidiary of PubCo, and Lynden, calculated in the aggregate.

Section 6.3     Distribution Upon Resignation. No resigning Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of resignation from the Company prior to the dissolution and winding up of the Company, except as specifically provided in this Agreement.

ARTICLE VII

MANAGEMENT

Section 7.1     The Managing Member; Fiduciary Duties.

a.	PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

b.	In connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Company and the Members the same fiduciary duties as it would owe to a Delaware corporation and its stockholders if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2     Officers.

a.	The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

b.	The initial president and chief executive officer of the Company (the “President and Chief Executive Officer”) will be Frank A. Lodzinski.

c.

Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the

Exhibit B - 23

Managing Member or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

d.	Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

e.	Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 7.3     Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

a.	one or more employees or other agents of the Company or in subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

b.	any attorney, public accountant, or other person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 7.4     Indemnification. Subject to the limitations and conditions provided in this Section 7.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member, an Officer, or acting as the Tax Matters Member or Company Representative of the Company, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 7.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 7.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 7.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.4 shall have the effect of limiting or denying any such rights

Exhibit B - 24

with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 7.4 could involve indemnification for negligence or under theories of strict liability.

Section 7.5     Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6     Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7     No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.8     Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.7 provide that each Unit (together with the transfer and surrender of one share of Class B Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.9     Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities or capitalization of the Company, and (ii) in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its

Exhibit B - 25

Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of PubCo. In the event that (i) shares of Class A Stock were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.7(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.9 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

ARTICLE VIII

ROLE OF MEMBERS

Section 8.1     Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2    Voting.

a.	Meetings of the Members may be called by the Managing Member or upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

b.	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

c.	Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual person as the Managing Member deems appropriate.

Exhibit B - 26

d.	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3     Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Tax Matters Member or Company Representative.

ARTICLE IX

TRANSFERS OF INTERESTS

Section 9.1     Restrictions on Transfer.

a.	Except as provided in Section 4.7 and except for the Transfers by a Member to Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Managing Member, not to be unreasonably withheld, conditioned or delayed. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

b.	In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any Transfer purported to be made in violation of this Section 9.1(b) shall be void ab initio.

Section 9.2     Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3     Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the

Exhibit B - 27

Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4     Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EARTHSTONE ENERGY HOLDINGS, LLC DATED AS OF NOVEMBER     , 2016 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X

ACCOUNTING

Section 10.1     Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2     Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Code Section 754, shall not thereafter revoke such election and shall make a new election pursuant to Code Section 754 to the extent necessary following any “termination” of the Company or the Subsidiary under Code Section 708. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

a.	to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

b.	to adopt the accrual method of accounting for U.S. federal income tax purposes;

c.	to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

d.	to elect out of the application of the company-level audit and adjustment rules of the Revised Partnership Audit Provisions, if applicable, and, upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with such election; and

e.	any other election the Managing Member may deem appropriate and in the best interests of the Company.

Exhibit B - 28

Section 10.3     Tax Returns; Information. The Tax Matters Member or Company Representative (as applicable) shall arrange for the preparation and timely filing (including extensions) of all income and other tax and informational returns of the Company. The Tax Matters Member or Company Representative (as applicable) shall furnish to each Member within sixty (60) days after the end of each Fiscal Year an estimate of each Member’s Schedule K-1 and as soon as reasonably practicable thereafter, but in no event later than June 30, a copy of each approved return and statement (including extensions thereto), together with Schedules K-1 and any other schedules or information which each Member may require in connection with such Member’s own tax affairs.

Section 10.4     Tax Matters Member; Company Representative; Tax Audit Matters.

a.	With respect to Tax Years beginning on or before December 31, 2017, the Managing Member is hereby designated the tax matters partner of the Company, within the meaning given to such term in Section 6231 of the Code (the Managing Member, in such capacity, the “Tax Matters Member”) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Member shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Notwithstanding the foregoing, the Tax Matters Member shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Managing Member. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code (Code Sections 6221 et seq.).

b.	With respect to Tax Years beginning after December 31, 2017, pursuant to the Revised Partnership Audit Provisions, the Managing Member shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the Company Representative for purposes of the Code. The Company Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Company Representative, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Company Representative shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Revised Partnership Audit Provisions, including where applicable, filing amended returns as provided in Code Section 6225(c)(2) or making the election as provided in Code Section 6226 as amended by the Revised Partnership Audit Provisions, and providing confirmation thereof to the Company Representative. Nothing herein shall diminish, limit or restrict the rights of any Member under the Revised Partnership Audit Provisions; provided, however, the Members agree that each Person who was a Member during any reviewed year (whether or not such Person is a Member during any adjustment year) shall report his, her or its allocable share of such adjustment on his, her or its U.S. Federal income tax return pursuant to either Code Section 6225(c)(2) as amended by the Revised Partnership Audit Provisions or pursuant to Code Section 6226 as amended by the Revised Partnership Audit Provisions, as determined by the Company Representative in its sole discretion.

Exhibit B - 29

c.	The provisions of this Section 10.4 shall survive the termination or dissolution of the Company and the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other taxing authority any and all matters regarding the taxation of the Company or the Members. The Members hereby consent to any amendments to this Section 10.4 that the Managing Member determines are reasonably necessary and appropriate to address additional guidance provided in Treasury Regulations or other IRS guidance relating to the partnership audit rules of the Revised Partnership Audit Provisions, or to take into account subsequently enacted amendment thereto.

Section 10.5     Withholding Tax Payments and Obligations.

a.	The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

b.	To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in good faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

c.	For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

d.	Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

e.	Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Exhibit B - 30

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.1     Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

a.	The sale of all or substantially all of the assets of the Company;

b.	The determination of the Managing Member to dissolve, wind up, and liquidate the Company;

c.	At any time there is no Member of the Company, unless the Company is continued without dissolution pursuant to the Act; or

d.	Subject to the following sentence, the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-801(a)(3) or Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) through (c) above (each Member hereby expressly waives its rights to seek judicial dissolution of the Company under Section 18-802 of the Act). If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to revoke such dissolution and continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2     Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3     Procedure.

a.	In the event of the dissolution of the Company for any reason, the Managing Member shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if the Managing Member is in bankruptcy or dissolved, another Member designated by the Members, who shall be the “Managing Member” for the purposes of this Agreement (the Managing Member or such other Member, the “Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share in allocations of Profits and Losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

Exhibit B - 31

b.	Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

i.	First, to the satisfaction, in the order of priority as provided by Law, of all of the Company’s debts and Liabilities to creditors (whether third parties or Members) (whether by payment thereof or the making of reasonable provision for the payment thereof (including by setting up such cash reserves as the Managing Member reasonably deems necessary for contingent, conditional or unmatured debts or Liabilities (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (ii), below))), except any obligations to the Members in respect of their Capital Accounts; and

ii.	Second, subject to Section 6.2, the balance to the Members, pro rata in proportion to their respective Units.

c.	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

d.	Upon the completion of the winding up of the Company and the distribution of all Company funds, the Winding-Up Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the termination of the Company, and the Company shall be terminated.

Section 11.4     Rights of Members.

a.	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

b.	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5     Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6     Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7     No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Exhibit B - 32

ARTICLE XII

GENERAL

Section 12.1     Amendments; Waivers.

a.	The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:

i.	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

ii.	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.

b.	Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibits B and C, to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g).

c.	Except for amendments adopted in accordance with this Agreement, no waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2     Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3     Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4     Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5     Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6     Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

Exhibit B - 33

Section 12.7     Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery (or, to the extent the Delaware Court of Chancery does not have jurisdiction, any state court of the State of Delaware) over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.8     Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9     Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10     Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

c/o Earthstone Energy Holdings, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Telephone: (281) 298-4246

Attention: Frank A. Lodzinski, President and Chief Executive Officer

With copies (which shall not constitute notice) to:

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-8133

Attention: Reid A. Godbolt, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Exhibit B - 34

Section 12.11     Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13     Expenses. Except as otherwise provided in this Agreement, in the Contribution Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14     No Third Party Beneficiaries. Except as expressly provided in Section 7.4 and Section 10.2, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

Exhibit B - 35

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY:

EARTHSTONE ENERGY HOLDINGS, LLC

By:
Name:
Title:

MEMBER:

EARTHSTONE ENERGY, INC.

By:
Name:
Title:

MEMBER:

LYNDEN USA INC.

By:
Name:
Title:

Exhibit B

[Signature Page to the First Amended and Restated Limited Liability Company Agreement]

MEMBER:

BOLD ENERGY HOLDINGS, LLC

By: EnCap Equity Fund IX GP, L.P., General Partner of EnCap Energy Capital Fund IX, L.P.

By: EnCap Investments L.P., General Partner of EnCap Equity Fund IX GP, L.P.

By: EnCap Investments GP, L.L.C., General Partner of EnCap Investments L.P.

By:
Name:
Title:

Exhibit B

[Signature Page to the First Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

Summary of Initial Issuances

Event	Amount
Class A Conversion	22,289,177	(1)
Class B Purchase	36,070,828	(2)
Units- Earthstone Energy Holdings, LLC	22,289,177	(3)
Units- Earthstone Energy Holdings, LLC	36,070,828	(4)

(1)	To be issued to existing stockholders of PubCo on a one-for-one basis in exchange for shares of PubCo’s presently outstanding common stock, $0.001 par value.
(2)	To be issued by PubCo to Bold for $36,071.
(3)	These Units of Company will be issued to PubCo and Lynden in consideration of their respective contributions to Company of 100% of the limited liability company interests of Earthstone Operating, LLC, a Texas limited liability company, EF Non-Op, LLC, a Texas limited liability company, Sabine River Energy, LLC, a Texas limited liability company, Earthstone GP, LLC, a Texas limited liability company, and Lynden USA Operating, LLC, a Texas limited liability company and $36,071 of cash.
(4)	These Units of Company will be issued to Bold in consideration of its contribution to Company of 100% of the limited liability company interest of Bold Energy III LLC.

Exhibit B

A-1

EXHIBIT B

Units of limited liability company interests in Earthstone Energy Holdings, LLC to be held upon the closing of the Contribution Agreement:

Member	Number of Units Owned
Earthstone Energy, Inc.	16,423,849	(1)
Lynden USA Inc.	5,865,328	(2)
Bold Energy Holdings, LLC	36,070,828

(1)	Does not include Units to be issued to PubCo in connection with the grant of 150,000 shares of Class A Stock to certain individuals immediately after the closing of the Contribution Agreement.
(2)	Includes number of Units to be held of record by Lynden USA Inc., a wholly-owned subsidiary of Lynden Energy Corp., a wholly-owned subsidiary of PubCo.

Exhibit B

B-1

EXHIBIT C

Member	Class A Conversion Date Capital Account Balance
Earthstone Energy, Inc.	$
Lynden USA Inc.	$
Bold Energy Holdings, LLC	$

Exhibit B

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

EARTHSTONE ENERGY, INC.,

BOLD ENERGY HOLDINGS, LLC

AND THE PERSONS IDENTIFIED ON SCHEDULE I HERETO

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [ ● ], by and among Earthstone Energy, Inc., a Delaware corporation (“Parent”), Bold Energy Holdings, LLC, a Delaware limited liability company (“Bold”), and the Persons identified on Schedule I hereto who become party to this Agreement from time to time upon the execution of a Joinder (as defined herein) in accordance with Section 2.10 of this Agreement (collectively, the “Bold Unitholders”).

RECITALS

WHEREAS, Parent, Lynden Energy Corp. a corporation existing under the laws of British Columbia (“Lynden”), Bold and Bold Energy III, LLC, a Delaware limited liability company (“Bold Sub”) have entered into a Contribution Agreement (the “Contribution Agreement”) dated as of the date hereof, under which, among other things, Parent, Lynden, Bold and Bold Sub will undertake certain transactions and Parent, Lynden and Bold will contribute assets to Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Bold will receive shares of Class B Common Stock of Parent, par value $0.001 (“Class B Common Stock”) and units representing limited liability company interests (“EEH Units”) in EEH;

WHEREAS, each share of Class B Common Stock, together with a corresponding EEH Unit, may be exchanged for one share of Class A Common Stock of Parent, par value $0.001 (“Class A Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Parent has agreed to grant to the Holders (as defined herein) certain rights with respect to the registration of the Registrable Securities (as defined herein) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement, except that the terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Bold” has the meaning specified therefor in the introductory paragraph.

“Bold Sub” has the meaning specified therefor in the recitals of this Agreement.

“Bold Unitholder” has the meaning specified therefor in the introductory paragraph.

“Class A Common Stock” has the meaning specified therefor in the recitals of this Agreement.

“Class A Common Stock Price” means the volume weighted average closing price of Class A Common Stock (as reported by the NYSE MKT) for the ten trading days immediately preceding the date on which the determination is made.

“Class B Common Stock” has the meaning specified therefor in the recitals of this Agreement.

“Contribution Agreement” has the meaning specified therefor in the recitals of this Agreement.

Exhibit C - 1

“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Equity Securities” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above. Unless otherwise indicated, the term “Equity Securities” refers to Equity Securities of Parent.

“EEH” has the meaning specified therefor in the recitals of this Agreement.

“EEH A&R LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of EEH (as it may be amended, restated, amended and restated, supplemented or otherwise modified form time to time).

“EEH Units” has the meaning specified therefor in the recitals of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Holder” means a holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Joinder” has the meaning specified therefor in Section 2.10 of this Agreement.

“Launch Date” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Lynden” has the meaning specified therefor in the recitals of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Overnight Underwritten Offering.

“Maximum Number of Securities” has the meaning specified in Section 2.03(c).

“Member Distribution” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Opt-Out Notice” shall have the meaning provided in Section 2.02(a) of this Agreement.

“Overnight Underwritten Offering” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Parent” has the meaning specified therefor in the introductory paragraph.

“Parity Holders” has the meaning specified therefor in Section 2.02(c) of this Agreement.

“Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Piggyback Offering” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Registrable Securities” means (i) any Class A Common Stock issued by Parent to Bold or the Bold Unitholders in connection with the exchange of Class B Common Stock and EEH Units by Bold or the Bold Unitholders in accordance with the terms of the EEH A&R LLC Agreement; (ii) any common Equity Securities of Parent or of any Subsidiary of Parent issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Class A Common Stock owned by Persons that are the registered holders of securities described in clauses (i) or (ii) above. For purposes of this Agreement, a Person shall be deemed to be a Holder, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided, however, a holder of Registrable Securities may only request that Registrable Securities in the form of Equity Securities of Parent that are registered or to be registered as a class under Section 12 of the Exchange Act be registered pursuant to this Agreement. For the avoidance of doubt, while EEH Units and/or shares of Class B Common Stock may constitute Registrable Securities, under no circumstances shall Parent be obligated to register EEH Units or shares of Class B Common Stock, and only shares of Class A Common Stock issuable upon exchange of such EEH Units and Class B Common Stock will be registered.

“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Person” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Selling Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Subsidiary” means, with respect to Parent, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by Parent, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by Parent or (y) Parent or one of its Subsidiaries is the sole manager or general partner of such Person.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Class A Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Offering Filing” has the meaning specified therefor in Section 2.02(a) of this Agreement.

Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such securities shall not require registration under the Securities Act or (d) such Registrable Security is held by Parent or one of its Subsidiaries.

Section 1.03    Effectiveness. This Agreement shall be of no force or effect unless and until the Closing Date occurs, whereupon it shall become effective automatically.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)    Shelf Registration. Parent shall (i) prepare and file by 10 Business Days after the Closing Date a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than 90 days after the Closing Date (the “Effectiveness Deadline”).

(b)    The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on Form S-3 of the SEC if Parent is eligible to use Form S-3 or Form S-1 of the SEC if Parent is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Holders in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, Parent shall use its reasonable best efforts to include such information in such a prospectus supplement. Subject to Section 2.01(b), Parent will cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date of effectiveness of such Shelf Registration Statement, but in any event within three (3) Business Days of such date, Parent will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.

Notwithstanding anything contained herein to the contrary, Parent hereby agrees that (i) the Shelf Registration Statement filed pursuant to this Section 2.01(a) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by Bold to allow for a distribution to, and resale by, the direct and indirect members, stockholders or partners of Bold (a “Member Distribution”) and (ii) Parent shall, at the reasonable request of Bold if seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by Bold to effect such Member Distribution.

(c)    Delay Rights. Notwithstanding anything to the contrary contained herein, Parent may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose

Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Parent (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Board of Directors of Parent determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board of Directors of Parent would materially adversely affect Parent; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(b) for a period that exceeds 90 days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(b) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Parent shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. Parent will only exercise its suspension rights under this Section 2.01(b) if it exercises similar suspension rights with respect to any Parity Holders. If Parent exercises its suspension rights under this Section 2.01(b), then during such suspension period Parent shall not engage in any transaction involving the offer, issuance, sale or purchase of Equity Securities (whether for the benefit of Parent or a third Person), except transactions involving the issuance or purchase of Equity Securities as contemplated by Parent employee benefit plans or employee or director arrangements.

Section 2.02    Piggyback Rights.

(a)    Participation. Except as provided in Section 2.02(b), if at any time during the Effectiveness Period, Parent proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Parent covenants and agrees to include thereon a description of the transaction under which the Holders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Class A Common Stock in an Underwritten Offering or Overnight Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than ten Business Days (or one Business Day in the case of an Overnight Underwritten Offering) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), then Parent shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Class A Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Parent has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. The notice required to be provided in this Section 2.02(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof. Each Holder shall then have five Business Days (or one Business Day in the case of an Overnight Underwritten Offering) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board of Directors of Parent shall determine for any reason not to undertake or to delay such Underwritten Offering, Parent may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Parent of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to Parent requesting that such Holder not receive notice from Parent of any proposed Underwritten Offering.

Notwithstanding anything contained herein to the contrary, Parent hereby agrees that (i) any shelf registration statement which includes Registrable Securities pursuant to this Section 2.02(a) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by such Holder to allow for a Member Distribution and (ii) Parent shall, at the reasonable request of the Holder seeking to effect a Member Distribution, file any Prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed reasonably necessary by such Holder to effect such Member Distribution.

(b)    Overnight Underwritten Offering Piggyback Rights. If, at any time during any Effectiveness Period, Parent proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one Business Day after Parent engages a Managing Underwriter for the proposed Overnight Underwritten Offering, Parent shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing within two Business Days after the Holder receives such notice. Notwithstanding the foregoing, if Parent has been advised by the Managing Underwriter that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, Parent determines for any reason not to undertake or to delay such Overnight Underwritten Offering, Parent shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to Parent of such withdrawal at least one Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to Parent requesting that such Holder not receive notice from Parent of any proposed Overnight Underwritten Offering.

(c)    Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.02(a) and Section 2.02(b), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises Parent that the total amount of Class A Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock offered or the market for the Class A Common Stock, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of shares of Class A Common Stock that such Managing Underwriter or Underwriters advises Parent can be sold without having such adverse effect (such maximum number of shares of Class A Common Stock, the “Maximum Number of Securities”), with such number to be allocated (i) first, to Parent, (ii) second, pro rata among all Selling Holders and holders of any other securities of Parent having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder shall be based on the respective number of Registrable Securities that each Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering and the aggregate number of Registrable Securities that the Selling Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering.

(d)    Notwithstanding anything in this Section 2.02 to the contrary, no Holder shall have any right to include any Class A Common Stock in any offering by Parent of Class A Common Stock executed pursuant to any “at the market” program that Parent may have in effect from time to time on or after the date of this Agreement.

(e)    The Parent, Bold, and the Bold Unitholders hereby agree that the rights of (i) Oak Valley Resources, LLC (“Oak Valley”) and its permitted assigns to register shares of Class A Common Stock under that certain Registration Rights Agreement dated December 19, 2014 by and among the Parent and Oak Valley, and (ii) Parallel Resource Partners, LLC (“PRP”) and its permitted assigns, and Flatonia Energy, LLC (“Flatonia”) and its permitted assigns, to register shares of Class A Common Stock under the Registration Rights Agreement dated December 19, 2014 by and among the Parent, PRP, and Flatonia, shall rank pari passu with the rights of Bold and the Bold Unitholders to register shares of Class A Common Stock under this Agreement. For purposes of clarity and the avoidance of doubt, the Parent, Bold and the Bold Unitholders expressly agree that Oak Valley, PRP, and Flatonia shall be Parity Holders for purposes of this Section 2.02.

Section 2.03    Underwritten Offering.

(a)    In the event that the Selling Holders holding at least $10 million (subject to adjustment pursuant to Section 3.04) of Registrable Securities elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or Overnight Underwritten Offering, (i) Parent shall give notice (including, but not limited to, notification by electronic mail, with such notice given no later than one Business Day after Parent engages a Managing Underwriter in the case of a proposed Overnight Underwritten Offering) of such proposed Underwritten Offering or Overnight Underwritten Offering to the Holders on a Business Day and such notice shall offer the Holders the opportunity to include in such Underwritten Offering or Overnight Underwritten Offering such number of shares of Class A Common Stock as each such Holder may request in writing (within five Business Days in the case of an Underwritten Offering that is not an Overnight Underwritten Offering and within two Business Days after the Holder receives such notice in the case of an Overnight Underwritten Offering) and (ii) Parent will retain Underwriters (which Underwriters shall be reasonably acceptable to the Selling Holders holding a majority of the Registrable Securities to be disposed of pursuant to such Underwritten Offering or Overnight Underwritten Offering) subject to such sale through an Underwritten Offering or Overnight Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. Parent management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if gross proceeds from such Underwritten Offering or Overnight Underwritten Offering are reasonably expected to exceed $20 million. No Selling Holder may participate in such Underwritten Offering or Overnight Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with Parent or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Parent and the Managing Underwriter; provided, however, that such notice of withdrawal must be made at a time up to and including the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Parent’s obligation to pay Registration Expenses.

(b)    In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.03(a), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises the Selling Holders that the total amount of Class A

Common Stock that the Selling Holders intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated (i) first, pro rata among all Selling Holders and (ii) second, pro rata among all Parity Holders who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder shall be based on the respective number of Registrable Securities that each Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering and the aggregate number of Registrable Securities that the Selling Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering.

Section 2.04    Registration Procedures. In connection with its obligations under this Article II, Parent or the applicable Selling Holder, as the case may be, will, as expeditiously as possible:

(a)    prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(b)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;

(c)    if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that Parent will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)    promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(e)    immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Parent agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)    furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g)    in the case of an Underwritten Offering or Overnight Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Parent, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified Parent’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;

(h)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i)    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Parent personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Parent need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Parent;

(j)    cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Parent are then listed or quoted;

(k)    use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Parent to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;

(n)    if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Selling Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to Parent and satisfy its obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder request, furnish to such Selling Holder, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (A) a letter, dated such date, from Parent’s independent certified public accountants (and, if applicable, independent reserve engineers) in form and substance as is customarily given by independent certified public accountants (and, if applicable, independent reserve engineers) to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing Parent for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of Parent addressed to such Selling Holder; and (iii) permit legal counsel of such Selling Holder to review and comment upon any Selling Holder Underwriter Registration Statement at least five Business Days prior to its filing with the SEC and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects;

(o)    each Selling Holder, upon receipt of notice from Parent of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Parent, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Parent (at Parent’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; and

(p)    if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.

Section 2.05    Cooperation by Holders. Parent shall have no obligation to include in the Shelf Registration Statement Class A Common Stock of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Parent, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering or Overnight Underwritten Offering of equity securities by Parent, provided that (i) Parent gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Overnight Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Parent or on the officers or directors or any other unitholder of Parent on whom a restriction is imposed; provided further, that this Section 2.06 shall not apply to a Holder that holds less than $10 million of Registrable Securities, which value shall be determined by multiplying the number of Registrable Securities owned by the Class A Common Stock Price.

Section 2.07    Expenses.

(a)    Certain Definitions. “Registration Expenses” means all expenses incident to Parent’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, other than: (i) transfer taxes and fees of transfer agents and registrars; (ii) fees and expenses of counsel engaged by the Holders; and (iii) commissions and discounts of brokers, dealers and underwriters.

(b)    Expenses. Parent will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement.

Section 2.08    Indemnification.

(a)    By Parent. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Parent will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Parent’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Parent will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b)    By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Parent, its directors and officers, and each Person, if any, who controls Parent within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Parent to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Parent or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Parent, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Parent, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Parent agrees to use its reasonable best efforts to:

(a)    Make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) of the Securities Act, at all times from and after the Closing Date;

(b)    File with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at all times from and after the Closing Date;

(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and

(d)    take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act.

Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause Parent to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) Parent is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement by executing a Joinder in the form attached hereto as Exhibit A.

Section 2.11    Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Parent such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Parent may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

Section 2.12    Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Parent shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any securities of Parent that would allow such current or future holder to require Parent to include securities in any Piggyback Offering by Parent for its own account on a basis that is superior in any material respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.02 of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.01    Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

if to Parent to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Facsimile: (281) 298-4272

Attention: Frank A. Lodzinski, President and Chief Executive Officer

with a copy to:

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-8133

Attention: Reid A. Godbolt, Esq.

if to Bold to:

600 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention: Joseph L. Castillo

Fax: 432-224-1054

e-mail: joseph.castillo@boldenergy.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Michael E. Dillard

Facsimile: (713) 546-5401

or, if to a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.

Section 3.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03    Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders only in accordance with Section 2.10 of this Agreement. Parent may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities.

Section 3.04    Recapitalization, Exchanges, etc. Affecting the Class A Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05    Change of Control. Parent shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination.

Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.07    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This

Agreement may also be executed and delivered by facsimile signature or other electronic means and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.08    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09    Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 3.10    Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Section 3.11    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 3.12    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.13    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Parent set forth herein. This Agreement and the Contribution Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.14    Amendment. This Agreement may be amended only by means of a written amendment signed by Parent and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.15    No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.16    Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and Parent shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of a Holder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.17    Independent Nature of Each Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.18    Further Assurances. Parent and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EARTHSTONE ENERGY, INC.

By:
Name:
Title:

BOLD ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit C

Signature Page to Registraion Rights Agreement

SCHEDULE I

1.	Bold Energy Management III LLC

2.	Bold Energy Management Holdings III LLC

3.	EnCap Energy Capital Fund IX, L.P.

4.	Joseph L. Castillo

5.	David L. Cox

6.	Patrick Drennon

7.	G. Mike Jolley

8.	Roberto L. Soza

9.	The Peggy C. Worthington Revocable Trust

10.	Richard R. Montgomery

11.	Shannon L. Klier

12.	Elise Thon

13.	Alvin B. Thompson, Jr.

14.	Leonard W. Wood

15.	Teri J. McGuigan

16.	Robert A. Langford

17.	Donny D. Money

18.	Patrick Cohorn

19.	Ryan M. Riddle

20.	Thomas L. McCray

21.	Caroline Hoban

22.	James R. Lawrence

23.	Royce W. Mitchell

24.	Sheila L. Shipp

25.	Dwaine G. Moore, II

26.	April Nixon

27.	Lisa Evans

28.	Dawn R. Money

29.	Brianna Bertelson

30.	Bryan A. Field

31.	Blake K. Pitcock

32.	Amy M. Pitcock

33.	Abner Godoy

34.	Tracy R. Neely

35.	Tiffany L. Lorentz

Exhibit C

EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Registration Rights Agreement, dated as of [ ● ], by and among Earthstone Energy, Inc., a Delaware corporation, Bold Energy Holdings, LLC, a Delaware limited liability company and the Persons identified on Schedule I thereto who become party thereto from time to time (the “Registration Rights Agreement”), and to join in the Registration Rights Agreement as a Bold Unitholder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

Exhibit C

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

Name:

Exhibit C

EXHIBIT D

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of             , 20    , by and among Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), EnCap Investments L.P., a Delaware limited partnership (“EnCap”), Oak Valley Resources, LLC, a Delaware limited liability company (“OVR”), and Bold Energy Holdings, LLC, a Texas limited liability company (“Bold” and, together with EnCap and OVR, the “Stockholders”).

WHEREAS, Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company (“Lynden Sub”), Bold and Bold Energy III, LLC, a Texas limited liability company and subsidiary of Bold (“Bold Sub”), have executed, delivered, and closed a Contribution Agreement, dated as of November 7, 2016 (the “Contribution Agreement”), that provided for, among other things, (i) the contribution to EEH by Earthstone of certain assets of Earthstone in exchange for units of EEH; (ii) the contribution to EEH by Lynden of all of the membership interests of Lynden Sub, in exchange for units of EEH; (iii) the contribution to EEH by Bold of all of the membership interests of Bold Sub in exchange for units of EEH; (vi) Earthstone’s recapitalization of its outstanding common stock as of the Closing Date into Class A Common Stock and authorization of the Class B Common Stock (v) Bold’s purchase of Class B Common Stock representing approximately 60% of the Common Stock of Earthstone directly from Earthstone for cash (collectively such transactions are referred to as the “Combination Transaction”) (capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Contribution Agreement);

WHEREAS, each of the Stockholders is, as of the date hereof, the record and/or beneficial owner of that number of shares of (i) Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Earthstone, and (ii) Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), of Earthstone, in each case, as set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, prior to the Closing, the board of directors of Earthstone included three representatives of EnCap, two members of Earthstone management, and two independent directors;

WHEREAS, upon the Closing, the board of directors of Earthstone was expanded to nine members, four designated by EnCap, three independent directors, and two members of Earthstone management;

WHEREAS, upon the Closing, the post-combination members of Bold and OVR own and control a majority of the outstanding Common Stock and, therefore, possess sufficient shares to alter the composition of the board of directors of Earthstone through director elections.

NOW, THEREFORE, in consideration of the execution and delivery by Earthstone and Bold of the Contribution Agreement and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Representations and Warranties of the Stockholders. As of the date hereof, each of the Stockholders hereby represents and warrants to Earthstone, severally and not jointly, as follows:

(a)    Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and unless otherwise indicated, the record owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 4 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the shares of Common Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant

Exhibit D - 1

to purchase, or securities convertible into or exchangeable for, Common Stock, as the case may be (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.

(b)    Such Stockholder has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of Earthstone and the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)    The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the certificate of formation or limited liability company agreement of such Stockholder as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii)(A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the New York Stock Exchange Market (the “NYSE”) or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement.

(d)    The Shares and the certificates representing the Shares owned by such Stockholder are held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Stockholder owns of record or beneficially no shares of Common Stock other than such Stockholder’s Shares as set forth on Schedule A.

(e)    As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 2.    Representations and Warranties of Earthstone. Earthstone hereby represents and warrants to the Stockholders as follows:

(a)    Earthstone is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Earthstone has all requisite organizational power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Earthstone and, assuming that this Agreement constitutes the legal, valid and binding obligation of the parties hereto, constitutes the legal, valid and binding obligation of Earthstone, enforceable against Earthstone in accordance with the terms of this Agreement (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Exhibit D - 2

(b)    The execution and delivery of this Agreement by Earthstone does not, and the performance of this Agreement by Earthstone will not, (i) conflict with the certificate of incorporation or bylaws or similar organizational documents of Earthstone as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Earthstone or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Earthstone or any of its subsidiaries under, any agreement, contract, indenture, note or instrument to which Earthstone or any of its subsidiaries is a party or by which Earthstone or any of its subsidiaries is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Earthstone of its obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act, the NYSE or the HSR Act, require any filing by Earthstone with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Earthstone of its obligations under this Agreement.

(c)    As of the date hereof, none of Earthstone, its subsidiaries or any of their respective properties or assets are subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 3.    Covenants of the Stockholders. The Stockholders, severally and not jointly, agree as follows:

(a)    For so long as this Agreement is in effect, such Stockholder shall not vote any Shares or take any other action that would in any way alter the composition of Earthstone’s board of directors from its composition immediately following the Closing. For purposes of clarity, and the avoidance of doubt, immediately following the Closing, Earthstone’s board of directors shall be composed of nine members, four of which shall be designated by EnCap (the “EnCap Designated Directors”), three of which shall be independent (the “Independent Directors”), and two of which shall be members of Earthstone’s management, including Earthstone’s Chief Executive Officer (the “Earthstone Designated Directors” and, together with the Independent Directors, the “Non-EnCap Designated Directors”). Notwithstanding the foregoing, or any provision of this Agreement to the contrary, at any time during the effectiveness of this Agreement during which EnCap’s collective ownership of Earthstone, beneficially and of record, exceeds 50% of the total issued and outstanding Common Stock of Earthstone, EnCap may remove and replace one Non-EnCap Designated Director, and his or her successors, and such removal will be conducted in accordance with the provisions of Earthstone’s certificate of incorporation and bylaws then in effect.

(b)    Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby.

Section 4.    Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Earthstone (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, stockholder rights or other securities or rights of Earthstone issued to or acquired by Stockholders.

Exhibit D - 3

Section 5.    Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further endorsements, consents and other instruments as Earthstone may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the fifth anniversary of the Closing Date; and (b) the date upon which EnCap, OVR and Bold collectively own, of record and beneficially, less than 20% of Earthstone’s outstanding voting interests. Notwithstanding the foregoing, Section 8 hereof shall survive any termination of this Agreement.

Section 7.    Action in Stockholder Capacity Only. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions or omissions taken by or fiduciary duties of, a Stockholder or any of its affiliates, in its, his or her, as applicable, capacity as an officer or director of Earthstone to the extent permitted by applicable law.

Section 8.    Miscellaneous.

(a)    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c)    Amendments. This Agreement may not be amended except by Earthstone and all Stockholders by an instrument in writing signed by Earthstone and the Stockholders and in compliance with applicable law. Notwithstanding any provision of this Agreement to the contrary, the parties agree that, in the event that listing standards or rules promulgated by the NYSE or regulations or guidelines promulgated by the Securities and Exchange Commission require modification to the size of Earthstone’s board of directors, the parties will modify or amend this Agreement as reasonably necessary to ensure compliance with such requirements.

(d)    Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)     if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Michael E. Dillard

Facsimile: (713) 546-5401

Email: michael.dillard@lw.com

Exhibit D - 4

(ii)    if to Earthstone:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention:    Frank A. Lodzinski

Facsimile:    (281) 295-4272

Email:

with a copy to (which shall not constitute notice):

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, CO 80202

Attention:    Reid A. Godbolt

Facsimile:    (303) 573-8133

Email: rgodbolt@joneskeller.com

(e)    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other parties.

(g)    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h)    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

Exhibit D - 5

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(h).

(i)    Specific Performance. The parties to this Agreement agree that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with the terms of this Agreement and that Earthstone shall be entitled to seek specific performance of the terms of this Agreement without the posting of any bond or security in addition to any other remedy at law or equity.

(j)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(k)    Several Liability. Each party to this Agreement enters into this Agreement solely on its own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

(l)    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Stockholder hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8(l) shall limit any liability of any Stockholder hereto for its breaches of the terms and conditions of this Agreement.

(m)    Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Earthstone any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s Shares. All rights, ownership and economic benefits of and relating to each Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Earthstone shall have no authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Shares, except as otherwise provided in this Agreement.

(n)    Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

[Signature Page Follows]

Exhibit D - 6

IN WITNESS WHEREOF, Earthstone, EnCap, OVR, and Bold have caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

EARTHSTONE ENERGY, INC.

By:
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

EXHIBIT D

SIGNATURE PAGE TO

VOTING AGREEMENT

VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

STOCKHOLDER: ENCAP INVESTMENTS L.P.

By:
Name:
Title:

EXHIBIT D

SIGNATURE PAGE TO

VOTING AGREEMENT

VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

STOCKHOLDER: OAK VALLEY RESOURCES, LLC

By:
Name:
Title:

EXHIBIT D

SIGNATURE PAGE TO

VOTING AGREEMENT

VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

STOCKHOLDER:
BOLD ENERGY HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P.
Sole Member of Bold Energy Holdings, LLC

By:	EnCap Equity Fund IX GP, L.P.,
General Partner of EnCap Energy Capital Fund IX, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund IX GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:
Name:	Robert L. Zorich
Title:	Managing Partner

EXHIBIT D

SIGNATURE PAGE TO

VOTING AGREEMENT

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Shares of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned
EnCap Investments L.P. 1100 Louisiana Street, Suite 4900 Houston, Texas 77002

Oak Valley Resources, LLC 1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Bold Energy Holdings, LLC 600 N. Marienfeld, Suite 1000 Midland, Texas 79701

EXHIBIT D

SCHEDULE B

LIST OF AGREEMENTS

None.

EXHIBIT D

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 7, 2016, by and among Oak Valley Resources, LLC, a Delaware limited liability company (“Stockholder”), Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”).

WHEREAS, Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company, Bold and Bold Energy III LLC, a Texas limited liability company, propose to enter into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), which provides, among other things, for (i) the contribution by Earthstone to EEH of all of the Earthstone Assets, (ii) the contribution by Lynden to EEH of all of the Lynden Assets and (iii) the contribution by Bold to EEH of all of the Bold Assets and purchase by Bold of the Earthstone Shares (collectively, the “Contribution”), upon the terms and subject to the conditions set forth in the Contribution Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Contribution Agreement);

WHEREAS, Bold, Earthstone and Stockholder are executing this agreement prior to or contemporaneously with the execution of the Contribution Agreement;

WHEREAS, Stockholder owns shares of common stock, par value $0.001 per share, of Earthstone (“Common Stock”) (together with any other shares of capital stock of Earthstone acquired (whether beneficially or of record) by Stockholder after the date hereof and prior to the earlier of the Closing and the termination of all of Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, (i) adoption of the Contribution Agreement and approval of the Contribution and the other transactions contemplated thereby, (ii) approval of the A&R Certificate of Incorporation, (iii) approval of the issuance of the Earthstone Shares and (iv) approval of the contribution by Earthstone to EEH of the Earthstone Assets (collectively, the “Majority Approval Matters”), in each case, by at least a majority of the outstanding shares of Earthstone Common Stock , are conditions to the consummation of the Contribution;

WHEREAS, in addition to the approval of the Majority Approval Matters by at least a majority of the outstanding shares of Earthstone Common Stock, the approval of and adoption by a majority of the outstanding shares of Earthstone Common Stock, excluding shares held by Stockholder and the executive officers of Earthstone, of the Contribution Agreement and the Contribution and the other transactions contemplated by the Contribution Agreement are also a condition to the consummation of the Contribution (the “Required Minority Approval”); and

WHEREAS, as a condition to the willingness of Bold to enter into the Contribution Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1    Voting. From and after the date hereof until the earliest to occur of (a) the consummation of the Contribution, (b) the termination of the Contribution Agreement pursuant to and in compliance with the terms set forth therein, (c) the waiver of the condition set forth in the Contribution Agreement requiring Earthstone to obtain the Required Minority Approval in order to consummate the Contribution (without the consent of Stockholder or EnCap Investments, L.P., in their capacities as direct or indirect equityholders of Earthstone), (d) the

Exhibit E - 1

making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Contribution Agreement that is adverse to Stockholder (without the consent of Stockholder or EnCap Investments, L.P., in their capacities as direct or indirect equityholders of Earthstone) and (e) the mutual written agreement of each of Stockholder, Earthstone and Bold to terminate this Agreement (such earliest date, the “Expiration Date”), Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Earthstone’s stockholders, however called, or in connection with any written consent of Earthstone’s stockholders, in each case, at which or pursuant to which Earthstone’s stockholders will vote with respect to or consent to any Majority Approval Matters, Stockholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities:

(a)    in favor of the Majority Approval Matters (and, in the event that the Majority Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Majority Approval Matters);

(b)    against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Contribution Agreement or in competition or inconsistent with the Contribution and the other transactions or matters contemplated by the Contribution Agreement,

(c)    against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Contribution or any of the other transactions contemplated by the Contribution Agreement or this Agreement or the performance by Stockholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Earthstone or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Earthstone or any of its Subsidiaries (other than the Contribution) or a reorganization, recapitalization or liquidation of Earthstone or any of its Subsidiaries; (iii) an election of new members to the board of directors of Earthstone, other than nominees to the board of directors of Earthstone who are serving as directors of Earthstone on the date of this Agreement or as otherwise provided in the Contribution Agreement; (iv) any material change in the present capitalization or dividend policy of Earthstone or any amendment or other change to Earthstone’s certificate of incorporation or bylaws, except (x) as contemplated by the Contribution Agreement or (y) if approved in writing by Bold; or (v) any other material change in Earthstone’s corporate structure or business, except if approved in writing by Bold,

(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Earthstone contained in the Contribution Agreement, or of Stockholder contained in this Agreement, and

(e)    in favor of any other matter necessary for the consummation of the transactions contemplated by the Contribution Agreement, including the Contribution and the amendment of the certificate of incorporation of Earthstone (clauses (a) through (e), the “Required Votes”).

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1    From and after the date hereof until the Expiration Date, Stockholder hereby irrevocably and unconditionally grants to, and appoints, Bold and any designee thereof as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with the Required Votes.

1.2.2    Stockholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.

Exhibit E - 2

1.2.3    Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Contribution Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees, until the Expiration Date, to vote the Securities in accordance with Section 1.1(a) through Section 1.1(e) above as instructed by Bold in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3    Restrictions on Transfers.

1.3.1    Stockholder hereby agrees that, from the date hereof until the Expiration Date, except for a Permitted Transfer, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b) (the actions described in clauses (a) through (c), a “Transfer”).

1.3.2    For purposes of this Section 1.3, a “Permitted Transfer” means a Transfer by Stockholder (or an Affiliate thereof) to an Affiliate of Stockholder, provided that such transferee Affiliate agrees in writing to assume all of Stockholder’s obligations hereunder in respect of the Securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Securities subject to such Transfer, to the same extent as Stockholder is bound hereunder.

ARTICLE II

NO SOLICITATION

Section 2.1    Restricted Activities. Prior to the Expiration Date, Stockholder (in its capacity as a stockholder of Earthstone) shall not, shall cause its officers and directors not to, and shall use reasonable best efforts to cause its agents, advisors and other representatives (in each case, acting in their capacity as such to Stockholder, the “Stockholder Representatives”) not to, (a) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to any Alternative Proposal (other than to inform a Person of the existence of this Section 2.1 and Section 6.3 of the Contribution Agreement), (c) furnish any non-public information or data regarding Earthstone or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of Earthstone to, any Person (other than Bold and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any Alternative Proposal, (d) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Earthstone’s certificate of incorporation or bylaws, inapplicable to any Person other than Bold and its Subsidiaries or to any transactions constituting or contemplated by an Alternative Proposal, or (e) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”).

Section 2.2    Notification. Stockholder (in its capacity as a stockholder of Earthstone) shall, and shall cause the Stockholder Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Alternative Proposal. From and after the date hereof until the Expiration Date, Stockholder shall as promptly as practicable (and in any event within 24 hours) (i) notify Bold of (x) any Alternative Proposal it receives in its capacity as a stockholder of Earthstone, (y) any request it receives in its capacity as a stockholder of Earthstone for non-public information relating to Earthstone or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal,

Exhibit E - 3

and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a stockholder of Earthstone regarding an Alternative Proposal, (ii) if such Alternative Proposal, request or inquiry is in writing, deliver to Bold a copy of such Alternative Proposal, request or inquiry and any related draft agreements and other written material setting forth the terms and conditions of such Alternative Proposal, and (iii) if such Alternative Proposal, request or inquiry is oral, provide to Bold a reasonably detailed summary thereof. Stockholder shall keep Bold reasonably informed on a prompt and timely basis of the status and material details of any such Alternative Proposal and with respect to any material change to the terms of any such Alternative Proposal within 24 hours of any such material change. This Section 2.2 shall not apply to any Alternative Proposal received by Earthstone.

Section 2.3    Capacity. Stockholder is signing this Agreement solely in its capacity as a stockholder of Earthstone and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder Representative in his capacity as a director of Earthstone, and no action taken in any such capacity as a director shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF STOCKHOLDER

Section 3.1    Representations and Warranties. Stockholder represents and warrants to Bold as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by Stockholder, (e) Stockholder owns, beneficially and of record, or controls 9,162,452 shares of Common Stock and (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, Stockholder owns, beneficially and of record, or controls all of the Securities free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Securities.

Section 3.2    Covenants. Stockholder hereby:

(a)    agrees to promptly notify Earthstone and Bold of the number of any new Securities acquired by Stockholder after the date hereof and prior to the Expiration Date. Any such Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof; and

(b)    agrees to permit Earthstone to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of the Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the Expiration Date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

Exhibit E - 4

ARTICLE V

MISCELLANEOUS

Section 5.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Bold any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefit relating to the Securities shall remain vested in and belong to Stockholder, and Bold shall have no authority to direct Stockholder in the voting or disposition of any of the Securities, except as otherwise provided herein.

Section 5.2    Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Contribution is effected.

Section 5.3    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

To Bold:

Bold Energy Holdings, LLC

600 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Facsimile: 432-224-1054

Attention: Joseph L. Castillo

Email: joseph.castillo@boldenergy.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Michael E. Dillard

Facsimile: (713) 546-5401

Email: michael.dillard@lw.com

To Stockholder:

Oak Valley Resources, LLC

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attn: Frank A. Lodzinski

Facsimile: (281) 298-4272

Email: frank@earthstoneenergy.com

with copies to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2600

Attention: William Matthew Strock

Facsimile: (713) 615-5650

Email: mstrock@velaw.com

Exhibit E - 5

To Earthstone:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attn: Frank A. Lodzinski

Facsimile: (281) 298-4272

Email: frank@earthstoneenergy.com

with a copy to:

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-8133

Attention: Reid A. Godbolt, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.4    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Bold, Earthstone and Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.5    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other parties hereto.

Section 5.6    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7    Entire Agreement. This Agreement and the Contribution Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.9    Jurisdiction; Specific Enforcement; Waiver of Trial by Jury. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed, or are threatened to be not performed, in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining,

Exhibit E - 6

furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.3; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10    Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.11    Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.12    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

Exhibit E - 7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OAK VALLEY RESOURCES, LLC

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

EARTHSTONE ENERGY, INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

BOLD ENERGY HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P., Sole Member of Bold Energy Holdings, LLC

By:	EnCap Equity Fund IX GP, L.P., General Partner of EnCap Energy Capital Fund IX, L.P.

By:	EnCap Investments L.P., General Partner of EnCap Equity Fund IX GP, L.P.

By:	EnCap Energy Capital Fund IX, L.P., General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

[Signature Page to Voting and Support Agreement]